                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box

/ / Preliminary Proxy Statement      / / Confidential, For Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              HALSEY DRUG CO., INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

         / / Fee paid previously with preliminary materials:

         / /Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
         (1) Amount previously paid:

         (2) Form, Schedule or Registration Statement no.:

         (3) Filing Party:

         (4) Date Filed:

                              HALSEY DRUG CO., INC.
                            695 NORTH PERRYVILLE ROAD
                             CRIMSON BUILDING NO. 2
                            ROCKFORD, ILLINOIS 61107

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         Notice is hereby given that the 1998 Annual Meeting of Shareholders (the "Meeting") of Halsey Drug Co., Inc., a New York corporation (the "Company"), will be held at the LaGuardia Airport Marriott, 102-02 Ditmars Boulevard, Queens, New York on Tuesday, June 30, 1998 at 10:00 a.m.,
Eastern Time, for the purposes listed below:


         1. To elect seven directors to the Board of Directors who shall serve until the l999 Annual Meeting of Shareholders, or until their successors have been elected and qualified;

         2. To authorize an amendment to the Company's Certificate of Incorporation (the "Charter") to increase the number of authorized shares of its $.01 par value common stock (the "Common Stock") from 20,000,000 shares to 40,000,000 shares;

         3. To authorize an amendment to the Charter to entitle the holders of the Company's 5% Convertible Senior Secured Debentures due March 15, 2003 to vote on all matters submitted to a vote of shareholders of the Company, voting together with holders of Common Stock (and any other shares of capital stock of the Company entitled to vote at a meeting of the shareholders) as one class;

         4.       To adopt the Company's 1998 Stock Option Plan;

         5. To ratify the appointment of Grant Thornton LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1998; and

         6. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         Only shareholders of record at the close of business on May 26, 1998 are entitled to notice of and to vote at the Meeting or any adjournment thereof.


         For a period of 10 days prior to the Meeting, a shareholders list will be kept at the Company's principal office and shall be available for inspection by shareholders during normal business hours. A shareholders list shall also be present and available for inspection at the Meeting.

         Your attention is directed to the accompanying Proxy Statement for the text of the resolutions to be proposed at the Meeting and further information regarding each proposal to be made.

         SHAREHOLDERS UNABLE TO ATTEND THE MEETING ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH.

                                              By Order of the Board of Directors


                                              Michael K. Reicher
                                              President and Chief Executive
                                              Officer

May 29, 1998
Rockford, Illinois

                              HALSEY DRUG CO., INC.
                            695 NORTH PERRYVILLE ROAD
                          CRIMSON RIDGE BUILDING NO. 2
                            ROCKFORD, ILLINOIS 61107



                                 PROXY STATEMENT
                       1998 ANNUAL MEETING OF SHAREHOLDERS



         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Halsey Drug Co., Inc. (the "Company") of proxies in the accompanying form, to be voted at the 1998 Annual Meeting of Shareholders of the Company (the "Meeting") to be held on Tuesday, June 30, 1998, and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy were first mailed to shareholders on or about May 29, 1998.



         The close of business on May 26, 1998 has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Meeting. On the Record Date, the Company's outstanding voting securities (exclusive of 439,603 shares held in treasury) consisted of 13,760,145 shares of common stock, $.01 par value per share (the "Common Stock"). Under the New York Business Corporation Law and the Company's Certificate of Incorporation and Bylaws, each stockholder will be entitled to one vote for each share of Common Stock held at the Record Date for all matters, including the election of directors. The required quorum for the transaction of business at the Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the Meeting for the purposes of establishing a quorum and are also treated as shares entitled to vote at the Meeting (the "Votes Cast") with respect to such matter. Abstentions will have the same effect as voting against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus a broker non-vote will not effect the outcome of the voting on a proposal. Holders of Common Stock have no cumulative voting rights in the election of directors.

                                TABLE OF CONTENTS

Item                                                                        Page
----                                                                        ----

Voting of Proxies............................................................ 4
The Board of Directors....................................................... 4

Proposal 1 -  Election of Directors.......................................... 5
         - Vote Required..................................................... 7
         - Recommendation of the Board of Directors.......................... 7

Proposal 2 - Amendment to Certification of Incorporation
   to Increase Authorized Capital Stock...................................... 7
         - Vote Required .................................................... 9
         - Recommendation of the Board of Directors......................... 10

Proposal 3 - Amendment to Certificate of Incorporation
   Granting Voting Rights to Holders of Convertible Senior Secured
   Debentures............................................................... 11
         - General.......................................................... 11
         - Description of the Debentures and the Purchase Agreement......... 11
         - The Proposed Amendment........................................... 12
         - Vote Required.................................................... 13
         - Recommendation of the Board of Directors......................... 14
         - Dissenting Shareholders' Rights of Appraisal..................... 14

Proposal 4- Approval of the Company's 1998 Stock Option Plan................ 16
         - Administration................................................... 17
         - Shares Subject to the 1998 Plan.................................. 18
         - Eligibility...................................................... 18
         - Exercise Price of Options........................................ 18
         - Terms............................................................ 18
         - Exercise of Options.............................................. 19
         - Federal Income Tax Consequences Relating to
            Incentive Stock Options......................................... 19
         - Federal Income Tax Consequences Relation to
            Non-Incentive Stock Options..................................... 20
         - Previously Granted Options....................................... 20
         - Amendments and Discontinuance of the 1998 Plan................... 21
         - Vote Required.................................................... 21
         - Recommendation of the Board of Directors......................... 21

Proposal 5- Ratification of Appointment of
   Independent Certified Public Accountants................................. 21
         - Recommendation of the Board of Directors......................... 21

Security Ownership of Certain Beneficial Owners
   and Management........................................................... 22

Compensation of Executive Officers and Directors............................ 25

                                TABLE OF CONTENTS

Item                                                                       Page
----                                                                       ----


Summary Compensation Table.................................................. 25
         - Employment Agreements............................................ 25
         - Compensation of Directors........................................ 26
         - Stock Option Plans............................................... 27

Aggregate Option Exercises in Last Fiscal Year
   and Fiscal Year End Option Values........................................ 28

Compensation Committee Interlocks and Insider
   Participation............................................................ 28

Section 16(a) Beneficial Ownership Reporting Compliance..................... 28

Report of the Compensation Committee on Executive
   Compensation............................................................. 29

Performance Graph........................................................... 31

Certain Relationships and Related Transactions.............................. 32

General..................................................................... 32

Shareholder Proposals for 1999 Annual Meeting............................... 34

Annex A - 1998 Stock Option Plan

Annex B - Section 623 of the New York Business Corporation Law relating to Dissenters' Appraisal Rights

                                VOTING OF PROXIES

              Proxies may be revoked by shareholders at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of the Company or by voting in person at the Meeting.

              If the enclosed proxy is properly signed, dated and returned, the Common Stock represented thereby will be voted at the Meeting and will be voted in accordance with the specifications made thereon. IF NO INSTRUCTIONS ARE INDICATED, THE COMMON STOCK REPRESENTED THEREBY WILL BE VOTED (i) FOR the election of Directors, (ii) FOR the amendment to the Company's Certificate of Incorporation (the "Charter") to increase the number of authorized shares of the Company's Common Stock, (iii) FOR the amendment to the Company's Charter to entitle the holders of the Company's 5% convertible senior secured debentures due 2003 to vote on all matters submitted to a vote of shareholders of the Company, (iv) FOR the adoption of the Company's 1998 Stock Option Plan and (v) FOR the ratification of the appointment of Grant Thornton LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1998.



                             THE BOARD OF DIRECTORS

              During the year ended December 31, 1997, the Board of Directors held six meetings. None of the Company's Board members attended less than 75% of the Board meetings held during 1997.


              During 1997, the Company had an Audit Committee and a Compensation Committee of the Board of Directors. The Audit Committee, composed of Messrs. Alan J. Smith and William Sumner during 1997, is responsible for nominating the Company's independent auditors, working with independent auditors and internal auditing staff of the Company and other corporate officials reviewing the financial statements of the Company and reporting on the results of the audits to the Board, reviewing the Company's insurance coverage, financial controls and filings with the Securities and Exchange Commission, and submitting to the Board its recommendations relating to the Company's financial reporting, accounting practices and policies and financial accounting and operation controls. The Audit Committee met once in 1997. Effective April 16, 1998, Mr. Bruce F. Wesson was added as a member of the Audit Committee.


              The Company's Compensation Committee, composed of Messrs. Alan J. Smith and William Sumner during 1997, is responsible for consulting with and making recommendations to the Board of Directors about executive compensation arrangements and the compensation of employees, including the grant of options under the Company's 1995 Stock Option Plan to individual officers and key employees. See "Compensation of Executive Officers and Directors - Report of the Compensation Committee on Executive Compensation." As discussed below, effective April 16, 1998, responsibility for the grant of stock options under the Company's Stock Option Plan has been allocated to the Stock Option Committee of the Board of Directors. The Compensation Committee met once in 1997.

              In April 1998, the Board of Directors established a Stock Option Committee, composed of William Skelly, William Sumner and Alan Smith, an Executive Committee, composed of Srini Conjeevaram, Michael Reicher and William Skelly, and a Technical and Business Development Committee, composed of Srini Conjeevaram, William Sumner and Alan Smith. The principal functions of the Stock Option Committee are to review management's recommendation as to employee option grants and to grant options under the Company's Stock Option Plans to employees, directors, and consultants. The principal functions of the Executive Committee are to act on behalf of the Board of Directors in lieu of a full Board meeting on such matter that are not of the type required to be considered by the full Board of Directors and to advise the Board as to the issues and matters under review by the Executive Committee at the meetings of the Board Directors. The principal functions of the Technology and Business Development Committee are to address and review regulatory oversight of the Company's operations, including compliance with applicable DEA and FDA regulations, compliance with state agency and regulatory requirements, compliance with Medicare reimbursement requirements and to consult with the Board regarding current and future compliance with applicable Federal and state regulations, including Current Good Manufacturing Practice Regulations.

              The Company does not have a standing nominating committee.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS


               At the Meeting, eight individuals will be elected to serve as Directors until the next annual meeting, and until their successors are elected and qualified. During the fiscal year ended December 31, 1997, the Company's Board of Directors consisted of four persons. On February 19, 1998, as part of Michael Reicher's appointment as President and Chief Executive Officer, the Company's Directors appointed Michael Reicher to fill a vacancy that existed on the Board of Directors. On March 10, 1998, as part of the completion of the Company's private offering of debentures and and warrants (the "Offering"), the Company's Directors appointed each of Bruce F. Wesson and Srini Conjeevaram to fill the remaining two vacancies that existed on the Board of Directors. See Proposal 3 for more detailed information relating to the Offering. Effective April 9, 1998, Rosendo Ferran resigned his position as a Director of the Company.


               Unless a shareholder WITHHOLDS AUTHORITY, a properly signed and dated proxy will be voted FOR the election of the persons named below, unless the proxy contains contrary instructions. Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve as a Director. However, in the event any nominee is not a candidate or is unable or unwilling to serve as a Director at the time of the election, unless the shareholder withholds authority from voting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill such vacancy.


The name and age of each of the eight nominees, his principal occupation and the period during which such person has served as a Director are set out below.



Name of                                         Position With
Nominee                              Age        the Company            Director Since
-------                              ---        -----------            --------------

William Skelly (1)(3)(4)(5)           47        Chairman of the             1996
                                                Board of Directors

Michael K. Reicher (3)(4)             51        President, Chief            1998
                                                Executive Officer
                                                and Director

Alan J. Smith, Ph.D. (1)(2)           68        Director and                1995
                                                Consultant

William A. Sumner (1)(2)(5)           60        Director                    1997

Bruce F. Wesson (2)(3)(4)             55        Director                    1998

Srini Conjeevaram (3)(4)(5)           39        Director                    1998

Zubeen Shroff                         33        Nominee for Director        ----

Peter A. Clemens                      45        Vice President, Chief
                                                Financial Officer and
                                                Nominee for Director        ----

(1)  Member of Stock Option Committee
(2)  Member of Audit Committee
(3)  Member of Compensation Committee
(4)  Member of Executive Committee
(5)  Member of Technology and Business Development Committee

              WILLIAM SKELLY has been a Director of the Company since May 1996 and Chairman of the Company since October 1996. Since 1990, Mr. Skelly has served as Chairman, President and Chief Executive Officer of Central Biomedia, Inc. and its subsidiary SERA, Inc., companies involved in the animal health industry including veterinary biologicals and custom manufacturing of animal sera products. From 1985 to 1990, Mr. Skelly served as President of Martec Pharmaceutical, Inc., a distributor and manufacturer of human generic prescription pharmaceuticals.

              MICHAEL K. REICHER has been President, Chief Executive Officer and a Director of the Company since February 19, 1998. In 1980, Mr. Reicher founded UDL Laboratories, Inc., a manufacturer of human generic pharmaceuticals, and served as its President through February 1998. In February 1996, UDL Laboratories, Inc. was purchased by Mylan Laboratories, Inc., and Mr. Reicher remained in the office of President until joining the Company in February 1998.

              ALAN J. SMITH, PH.D. has been a Director of the Company since 1995 and a consultant to the Company since March 1998. Since 1991, Dr. Smith has been a management consultant specializing in pharmaceutical quality management, quality control, quality assurance and auditing, the Food and Drug Administration's Current Good Manufacturing Practice regulations and technology training, documentary systems and stability programming. From 1985 to 1991, he was Corporate Director of Quality Affairs for Whitehall Laboratories, a Division of American Home Products Corporation. Dr. Smith holds B.Sc. and Ph.D. degrees from the University of London.

              WILLIAM A. SUMNER has been a director of the Company since August 1997. From 1974 until his retirement in 1995, Mr. Sumner held various positions within Hoechst-Roussel Pharmaceuticals, Inc., a manufacturer and distributor of pharmaceutical products, including Vice-President and General Manager, Dermatology Division from 1991 through 1995, Vice President, Strategic Business Development, from 1989 to 1991 and Vice President, Marketing from 1985 to 1989. Since his retirement from Hoechst-Roussel Pharmaceuticals, Inc. in 1995, Mr. Sumner has acted as a consultant to various entities in the pharmaceutical field.

              BRUCE F. WESSON has been a director of the Company since March 1998. Mr. Wesson is President of Galen Associates, a health care venture firm, and a General Partner of Galen Partners III, L.P. Prior to January 1991, he was Senior Vice President and Managing Director of Smith Barney, Harris Upham & Co. Inc., an investment banking firm. He currently serves on the Boards of Witco Corporation, a publicly traded company, and several privately held companies. Mr. Wesson earned a degree from Colgate University and a Master of Business Administration from Columbia University.

              SRINI CONJEEVARAM has been a director of the Company since March 1998. Mr. Conjeevaram is Chief Financial Officer of Galen Associates, a health care venture firm, and a General Partner of Galen Partners III, L.P. Prior to January 1991, he was an Associate in Corporate Finance at Smith Barney, Harris Upham & Co. Inc. from 1989 to 1990 and a Senior Project Engineer for General Motors Corporation from 1982 to 1987. Mr. Conjeevaram serves as a director of Derma Sciences, Inc., a publicly traded company. He earned a Bachelor of Science degree in Mechanical Engineering from Madras University, a Master of Science degree in Mechanical Engineering from Stanford University, and a Master of Business Administration from Indiana University.

              ZUBEEN SHROFF is a nominee to become a director of the Company. Mr. Shroff is a General Partner of Galen Partners III, L.P. He joined Galen Associates, a health care venture firm, in January 1997 from The Wilkerson Group, a leading provider of management consulting services to the health care industry. Prior to The Wilkerson Group he worked for Schering-Plough International from 1989 to 1993 in a variety of staff and line management positions and as head of Schering-Plough France's biotech franchise. Mr. Shroff received a Bachelor of Science in Biological Sciences from Boston University in 1986 and a Masters of Business Administration from The Wharton School in 1988.


              PETER A. CLEMENS has been the Vice President and Chief Financial Officer of the Company since February 1998 and is a nominee to become a director of the Company. From February, 1988 until joining the Company, Mr. Clemens was employed by TC Manufacturing Co., Inc. ("TC") which, through its various subsidiaries and divisions, manufactures generic pharmaceuticals, industrial coatings and flexible packaging. Mr. Clemens was TC's President from February, 1996 through February, 1998. Prior to that time, he held the position of Vice President and Chief Financial Officer.



Executive Officers
------------------

              Michael K. Reicher, President and Chief Executive Officer.

              Peter A. Clemens, Vice President and Chief Executive Officer.

              Stephanie Heitmeyer has been Vice President - Sales since March 1998. Prior to joining the Company, Ms. Heitmeyer served as Senior Manager, National Accounts of Mylan Laboratories, Inc., a pharmaceutical manufacturer, and prior to that, served as Corporate Account Manager, Managed Healthcare Specialist of Amgen Pharmaceuticals. Age: 52.



              Ash Tankha has been Vice President and General Manager of the Company's Brooklyn facility since March 1998. Prior to joining the Company,
Mr. Tanhka provided consulting services to a variety of companies in the pharmaceutical industry with respect to pharmaceutical operations, technology, FDA and DEA regulatory compliance, intellectual property and quality management. Mr. Tankha holds graduate degrees in Chemical Engineering from the University of Denver, and a J.D. from The John Marshall School of Law, Chicago.
Age: 51.


              Daniel Hill has been Vice President of Managed Care Sales since March 1998. From 1993 until joining the Company, Mr. Hill served as Director of Managed Care for Mylan Laboratories, Inc. Mr. Hill has been involved in the generic drug industry for over 30 years. Age: 62.


              Carol Whitney has been Vice President of Administration since April 1998. From 1992 until joining the Company, Ms. Whitney served as Director of Human Resources for UDL Laboratories, Inc., a generic pharmaceutical manufacturer located in Rockford, Illinois. Age: 51.


              Robert Seiser has been Corporate Controller and Treasurer since March 1998. From 1992 until joining the Company, Mr. Seiser served as Treasurer and Corporate Controller of TC Manufacturing Co., Inc., a privately held company based in Evanston, Illinois. Mr. Seiser is a Certified Public Accountant and earned a B.B.A. degree from Loyola University of Chicago. Age:
34.


              The term of office of each person elected as a director will continue until the next annual meeting of shareholders and until such person's successor has been elected and qualified. Officers are appointed by the Board of Directors and served at the discretion of the Board, although the employment of Michael Reicher, the Company's President and Chief Executive Officer, and Peter Clemens, the Company's Vice President and Chief Financial Officer are subject to the provisions of their respective Employment Agreements.

              On March 10, 1998, the Company consummated a private offering of securities for an aggregate purchase price of $20.8 million (the "Offering"). The securities issued in the Offering consisted of 5% convertible senior secured debentures (the "Debentures") and common stock purchase warrants (the "Warrants") exercisable for an aggregate of 4,202,020 shares of the Company's Common Stock. The Debentures and Warrants were issued by the Company pursuant to a certain Debenture and Warrant Purchase Agreement dated March 10, 1998 (the "Purchase Agreement") by and among the Company, Galen Partners III, L.P., Galen Partners International III, L.P., Galen Employee Fund III, L.P. (collectively "Galen") and each of the Purchasers listed on the signature page thereto (inclusive of Galen, collectively, the "Galen Investor Group").


              The Purchase Agreement provides that the Galen Investor Group has the right to designate for nomination two persons to be members of the Company's Board of Directors as of the Closing Date of the Offering. The Purchase Agreement provides further that the Galen Investor Group has the right to designate an additional person to be a member of the Board of Directors commencing with the first annual meeting of shareholders of the Company to be held after the Offering, for a total of three of the Company's proposed eight Board positions. The Company's by-laws provides that the Board of Directors shall consist of not more than 11 members. The Board of Directors appointed Bruce F. Wesson and Srini Conjeevaram, each a designee of the Galen Investor Group, to the Company's Board of Directors effective at the closing of the Offering. In accordance with the terms of the Purchase Agreement, the Board of Directors has nominated Zubeen Shroff, also a designee of the Galen Investor Group, to become a member of the Board of Directors at the Meeting. The Company has agreed to nominate and appoint to the Board of Directors, subject to shareholder approval, three designees of the Galen Investor Group for so long as the Debentures and Warrant remain outstanding.


Vote Required

              Directors are elected by a plurality of the votes cast. The eight candidates receiving the highest number of votes will be elected as directors.

              Pursuant to the terms of the Purchase Agreement executed in connection with the Offering by and among the Company and the Galen Investor Group, certain existing shareholders of the Company and members of the Galen Investor Group, who as of the Company's Record Date owned approximately 25% of the outstanding Common Stock, have entered into an irrevocable proxy agreement with Galen pursuant to which they have granted a designee of Galen an irrevocable proxy to vote the shares of the Company's Common Stock held by them at the Meeting in connection with this Proposal and Proposals 2 and 3. If Galen's designee elects to exercise this proxy, he must vote such shares in favor of the three designees of the Galen Investor Group. Galen's designee has indicated that he intends to exercise the proxy and vote such shares in favor of the three designees of the Galen Investor Group.

Recommendation of the Board of Directors

              The Board of Directors recommends that the shareholders vote FOR each of the above nominees for Director.

                                   PROPOSAL 2

                    AMENDMENT TO CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED CAPITAL STOCK


              On March 7, 1998, the Board of Directors unanimously approved and recommend that the Company's shareholders consider and approve an amendment to Article THREE of the Company's Certificate of Incorporation (the "Charter") that would increase the number of authorized shares of the Company's Common Stock from 20,000,000 shares to 40,000,000 shares.

              As of March 31, 1998, the Company had 13,760,145 shares of Common Stock issued and outstanding and 439,603 shares held in treasury. In addition, as of the close of business on March 31, 1998, (i) 644,777 shares of Common Stock were reserved for issuance upon exercise of outstanding stock option agreements under the company's existing stock option plans, (ii) 2,040,000 shares of Common Stock were reserved for issuance upon exercise of outstanding stock option agreements granted outside the Company's existing stock option plans, (iii) 719,519 shares of

Common Stock reserved for issuance upon exercise of outstanding warrants, and
(iv) 2,835,559 shares of Common Stock were reserved for issuance upon conversion of outstanding convertible debentures and the Debentures issued in connection with the Offering. Accordingly, as of March 31, 1998, there were no shares of the Company's Common Stock unissued, unreserved for issuance and otherwise available for issue by the Company. The Company's Charter does not authorize the Company to issue preferred stock.

              In addition to the shares reserved for issuance under the outstanding stock option agreements, warrants and convertible debenture instruments as described above, in accordance with the terms of the Purchase Agreement executed in connection with the Offering, the Company has issued the Debentures and the Warrants which are convertible and exercisable, respectively, for an aggregate of approximately 18,068,000 shares of the Company's Common Stock, for which the Company has insufficient authorized shares available to reserve such shares for issuance. See Proposal 3 for a description of the terms of the Debentures and Warrants issued in the Offering.

              The proposed increase in the authorized Common Stock has been recommended by the Board of Directors to (i) provide sufficient authorized, unissued and unreserved shares to permit the conversion of the Debentures issued pursuant to the Purchase Agreement in connection with the Offering, (ii) provide sufficient authorized, unissued and unreserved shares to permit the exercise of the Warrants issued pursuant to the Purchase Agreement in connection with the Offering and (iii) assure that an adequate supply of authorized, unissued and unreserved shares is available for general corporate needs and to provide the Board the necessary flexibility to issue Common Stock in connection with acquisitions, merger transactions or financings without the expense and delay incidental to obtaining shareholder approval of any amendment to the Charter at the time of such action, except as may be required for a particular issuance by applicable law or by the rules of any stock exchange on which the Company's securities may then be listed. While the additional authorized shares of Common Stock may be used for such purposes as raising additional capital or the financing of an acquisition or business combination, other than the satisfaction of the Company's obligations under the Debentures and the Warrants, as described herein, the Company currently has no plans or arrangements related to any of the additional shares of Common Stock proposed to be authorized by the amendment to the Charter. Such shares would, however, be available for issuance without further action by the shareholders, unless required by applicable law. The Company's Common Stock is traded on the American Stock Exchange (the "AMEX") which provides that shareholder approval is required for the issuance of securities in connection with a transaction other than a public offering, involving the sale or issuance by a company of common stock or securities convertible onto common stock equal to 20% or more of a company's common stock or 20% or more of the voting power outstanding before the issuance, for less than the greater of book or market value of the company's common stock.

              The additional shares of Common Stock for which authorization is sought would be identical to the shares of the Common Stock of the Company now authorized. Holders of Common Stock do not have preemptive rights to subscribe for additional securities which may be issued by a Company.

              The issuance of additional shares by the Company, whether pursuant to the conversion of the Debentures or exercise of the Warrants, or otherwise, could have an effect on the potential realizable value of a shareholder's investment. In the absence of a proportionate increase in the Company's earnings and book value, an increase in the aggregate number of outstanding shares of the Company caused by the issuance of additional shares would dilute the earnings per share and book value per share of all outstanding shares of the Company's Common Stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of a shareholder's investment could be adversely affected.

              Although the Board of Directors has no present intention of issuing additional shares for such purposes, the proposed increase in the number of authorized shares of Common Stock could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company. Such additional shares could be issued by the Board in a public or private sale, merger or similar transaction, increasing the number of outstanding shares and thereby diluting the equity interest and voting power of a party attempting to obtain control of the Company. The increase in the authorized shares of Common Stock has not, however, been proposed for an antitakeover-related purpose and the Board of Directors and Management have no knowledge of any current efforts to obtain control of the Company or to effect large accumulations of its Common Stock.

              The Company's Charter does not provide for cumulative voting. As a result, in order to be ensured of representation on the Board, a shareholder must control the votes of a majority of the shares present and voting at a shareholder's meeting at which a quorum is present. The lack of cumulative voting requires an entity seeking a takeover to acquire a substantially greater number of shares to ensure representation on the Board, than would otherwise be necessary were cumulative voting available.

              Certain provisions of the Company's by-laws could also have the effect of deterring takeover attempts because of the procedural provisions contained therein. The by-laws provide that special shareholder meetings may be called only by the President or Secretary of the Company, or by resolution of the Board of Directors. The Company's by-laws further provide that the Board of Directors has the authority to postpone any previously scheduled annual or special meeting of shareholders upon public notice given in accordance with the by-laws. In addition, except as otherwise required by law, the by-laws limit the business that may be transacted at a special meeting of shareholders to the matters specified in the notice of such special meeting.

              Neither this Proposal nor Proposal 3 is part of any plan by the Company's Management to adopt a series of amendments to its Charter or by-laws so as to render the takeover of the Company more difficult. Moreover, the Company is not submitting this Proposal to enable it to frustrate any efforts by another party to acquire a controlling interest or to seek Board representation.

              The Company believes that the proposed amendment to Article THREE of the Charter will provide several long-term advantages to the Company and its shareholders. The passage of the Proposal will enable the Company to satisfy its contractual obligations under the Debentures and the Warrants. The Purchase Agreement pursuant to which the Debentures and the Warrants were issued by the Company provides that it shall constitute in event of default under the Debentures if the Company fails to obtain the approval of its shareholders to increase the authorized capital stock as provided in this Proposal. The approval of this Proposal also might enable the Company to pursue acquisitions or enter into transactions which Management believes provide the potential for growth and profit. If additional authorized shares are available, transactions dependent upon the issuance of additional shares will be less likely to be undermined by delays and uncertainties occasioned by the need to obtain shareholder authorization prior to consummation of such transactions. The ability to issue shares, as deemed in the Company's best interest by the Board, will also permit the Company to avoid the expenses which are incurred in holding certain shareholders meetings.

              If the Proposal is adopted, the Charter will be amended to delete Article THREE in its entirety and replace same with the following:

              "THREE: The aggregate number of shares which the Corporation shall have the authority to issue is 40,000,000 at common, $.01 per share par value."

Vote Required

              The affirmative vote of the holders of a majority of the shares of the Company's Common Stock, present in person or by proxy, and entitled to vote at the Meeting is required to approve this proposal to authorize an amendment to the Company's Charter to increase its authorized capital stock from 20,000,000 shares to 40,000,000 shares of Common Stock.

              Pursuant to the terms of the Purchase Agreement executed in connection with the Offering by and among the Company and the Galen Investor Group, certain existing shareholders of the Company and members of the Galen Investor Group, who as of the Company's Record Date owned in the aggregate approximately 25% of the outstanding Common Stock, have entered into an irrevocable proxy agreement with Galen pursuant to which they have granted a designee of Galen an irrevocable proxy to vote the shares of the Company's Common Stock held by them at the Meeting in connection with this Proposal and Proposals 1 and 3. If Galen's designee elects to exercise this proxy, he must vote such shares in favor of this Proposal. Galen's designee has indicated that he intends to exercise the proxy and vote such shares in favor of this Proposal.

Recommendation of the Board of Directors

              The Board of Directors recommends that the shareholders vote FOR the proposed amendment to the Charter to increase the authorized capital stock of the Company.

                                   PROPOSAL 3

            AMENDMENT TO CERTIFICATE OF INCORPORATION GRANTING VOTING RIGHTS TO HOLDERS OF CONVERTIBLE SUBORDINATED DEBENTURES

General

              On March 10, 1998, the Company consummated a private offering of securities for an aggregate purchase price of $20.8 million (the "Offering"). The securities issued in the Offering consisted of 5% convertible senior secured debentures (the "Debentures") and common stock purchase warrants (the "Warrants") exercisable for an aggregate of 4,202,020 shares of the Company's Common Stock. The Debentures and Warrants were issued by the Company pursuant to a certain Debenture and Warrant Purchase Agreement dated March 10, 1998 (the "Purchase Agreement") by and among the Company, Galen Partners III, L.P., Galen Partners International III, L.P., Galen Employee Fund III, L.P. (collectively, "Galen") and each of the Purchasers listed on the signature page thereto (inclusive of Galen, collectively, the "Galen Investor Group"). The Debentures, issued at par, will become due and payable as to principal on March 15, 2003. Interest on the principal amount of the Debentures, at the rate of 5% per annum, is payable on a quarterly basis. The Debentures are convertible at any time after issuance into shares of Common Stock at a price of $1.50 per share, for an aggregate of 13,866,667 shares of Common Stock. The Warrants are exercisable at any time following issuance for shares of Common Stock at an exercise price of $1.50, with respect to Warrants to purchase 2,101,010 shares, and $2.375, with respect to the remaining Warrants to purchase 2,101,010 shares of Common Stock.

              The Purchase Agreement provides that the holders of the Debentures shall have the right to vote as part of a single class with all holders of the Company's Common Stock on all matters to be voted on by such shareholders, subject to the approval of the Company's shareholders to amend the Company's Charter pursuant to this Proposal. In addition, the Galen Investor Group has the right to designate for nomination two persons to be members of the Company's Board of Directors as of the closing date of the Offering and the right to designate an additional person to be a member of the Board of Directors commencing with the first annual meeting of shareholders of the Company to be held after the Offering. See "Proposal 1-Election of Directors." The terms and provisions of the Offering, the Purchase Agreement, the Debentures and the Warrants are more specifically set forth in the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission (the "Commission") on March 24, 1998, a copy of which accompanies this Proxy Statement. All shareholders are encouraged to review carefully the Current Report on Form 8-K and any summary contained herein is qualified by reference to such Form 8-K filing.

              As of March 31, 1998, the Company had issued and outstanding 13,760,145 shares of Common Stock. In addition, the Company had reserved the remaining 5,800,252 shares of its authorized and unissued shares of Common Stock as well as 439,603 shares held in treasury, for issuance upon exercise of outstanding stock option agreements and warrants, the conversion of previously outstanding convertible debentures, and the conversion of a portion of the Debentures.

              Section 518 of the New York Business Corporation Law permits a corporation to confer upon the holders of debentures the power to vote in respect of the corporate affairs and management of the corporation to the extent provided in its Certificate of Incorporation. Under the present Charter of the Company, voting rights are conferred only upon the holders of the Company's Common Stock. In the event this Proposal is approved, the holders of the Debentures will have voting rights equivalent to those associated with the ownership of the Company's Common Stock.

Description of the Debentures and the Purchase Agreement

              Reference is made to the Company's Current Report on Form 8-K as filed with the Commission on March 24, 1998 for a description of the terms and provisions of the Debentures and the Purchase Agreement. A copy of the Form 8-K accompanies this Proxy Statement and is incorporated by reference herein.

The Proposed Amendment

              On March 7, 1998, the Company's Board of Directors unanimously approved, subject to shareholder approval, an amendment to the Company's Charter which granted voting rights to the holder of the Debentures. The proposed amendment provides that the holders of the Debentures will be entitled to vote on all matters submitted to a vote of the shareholders of the Company, voting together with the holders of the Company's Common Stock (and of any other shares of capital stock of the Company entitled to vote at a meeting of the shareholders) as one class. Each holder of a Debenture will be entitled to a number of votes equal to the number of votes represented by the Common Stock of the Company that could then be acquired upon conversion of the Debentures into Common Stock, subject to adjustments as provided in the Debentures. Holders of the Debentures will be deemed to be shareholders of the Company, and the Debentures will be deemed to be shares of stock for the purpose of any provision of a New York Business Corporation Law that requires the vote of shareholders as a prerequisite for any corporate action.

              Immediately prior to the completion of the Offering, the Company was attempting to address various actions and proceedings which threatened the Company's continuing operations, most of which stemmed from the Company's lack of working capital to satisfy outstanding liabilities. In particular, the Company's banks had given notice of a forced sale of certain of their security relating to the Company's outstanding bank indebtedness, which would have resulted in the loss of the Houba subsidiary Indiana facility. In addition, the landlord of the Company's Brooklyn facility had served the Company with a notice of eviction and various creditors had obtained judgments against the Company and filed restraining notices against its bank accounts. A lack of funding also resulted in the Company being unable to purchase meaningful quantities of raw materials and left inventories depleted and sales reduced.

              The net proceeds of the Offering, in large part, have been used to satisfy a substantial portion of the Company's liabilities and accounts payable. Such liabilities include the full satisfaction of the Company's bank indebtedness and related fees, payment to the landlord of the Brooklyn facility and satisfaction of outstanding judgments and liens. Such payments have allowed the Company to avoid the threatened foreclosure sale by its banks of the Indiana facility securing such indebtedness. Additionally, pursuant to agreements reached with large creditors in anticipation of completing the Offering, including the Company's landlord and the Department of Justice, the Company has been able to bring these creditors current and in compliance with installment payment agreements providing favorable terms to the Company. Satisfaction of the Company's current obligations to its landlord of the Brooklyn facility for accrued and unpaid rent, penalties and expenses has allowed the Company to renegotiate its lease and avoid eviction. The Offering proceeds will also allow the Company to satisfy its outstanding state and Federal payroll tax liabilities and meet current payroll tax obligations.

              In approving the Offering and the terms of the Debenture and the Warrants issued pursuant to the Purchase Agreement, the Board of Directors determined that the conversion and exercise prices for the Debentures and Warrants represented fair value and that the completion of the Offering would permit the Company to satisfy a substantial portion of its current liabilities and to continue its operations in an effort to enhance shareholder value. The Board of Directors, including its independent directors, unanimously approved the terms of the Offering, including the conversion and exercise prices of the Debentures and Warrants.

              Assuming receipt of shareholder approval of this Proposal, Galen and the Galen Investor Group would control 45.6% and 50.5%, respectively, of the Company's Common Stock (51% and 55.8%, respectively, upon issuance of additional Debentures in the event the $5 million investor option provided in the Purchase Agreement were exercised, of which there can be no assurance). In addition, Bruce F. Wesson and Srini Conjeevaram, each designee of the Galen Investor Group, have been appointed to the Board of Directors effective as of the closing date of the Offering in accordance with the terms of the Purchase Agreement. Zubeen Shroff, an additional designee of the Galen Investor Group, is a nominee to become a member of the Board of Directors at the Meeting. As a result, three of the Company's seven directors are designees of the Galen Investor Group. The Company has agreed to nominate and appoint to the Board of Directors, subject to shareholder approval, three designees of the Galen Investor Group for so long as the Debentures and Warrants issued in the Offering remain outstanding. In the event the amendment to the Company's

Charter contemplated by this Proposal is approved by shareholders, the Galen Investor Group would possess sufficient voting rights to control the nomination and election of the Board of Directors of the Company.

              The structure and the terms of the Offering, including the terms and provisions of the Debentures, were negotiated at arms length by representatives of the Company and the Galen Investor Group. The requirement to provide the holders with voting rights on all matters submitted to a vote of shareholders of the Company was a necessary component to obtain the investment from the Galen Investor Group. The terms of the Purchase Agreement provide that in the event the Company fails to obtain shareholder approval to increase its authorized capital stock as described in Proposal 2 or to provide the holders of the Debentures with the right to vote on all matters submitted to a vote of the shareholders of the Company as provided in this Proposal, the Company will be in default under the terms of the Debentures permitting the Galen Investor Group, among other things, to accelerate the indebtedness evidenced by the Debentures. Failure to comply with the terms of the Purchase Agreement and the Debentures, including the failure to obtain shareholder approval to this Proposal and Proposal 2, would materially adversely affect the Company's business, financial condition and results of operations.

              Prior to the Offering, Galen was unaffiliated with the Company. See "Certain Relationships and Related Transactions" for a discussion of the relationship between Messrs. Wesson, Conjeevaram and Shroff, each a nominee for director, and Galen.

Vote Required

              The affirmative vote of the holders of a majority of the shares of the Common Stock of the Company, present in person or by proxy, and entitled to vote at the Meeting is required to approve this Proposal to authorize an amendment to the Company's Charter to provide voting rights to the holders of the 5% convertible senior secured debentures due March 15, 2003.

              Pursuant to the terms of the Purchase Agreement executed in connection with the Offering by and among the Company and the Galen Investor Group, certain existing shareholders of the Company and members of the Galen Investor Group, who as of the Company's Record Date owned in the aggregate approximately 25% of the outstanding Common Stock, have entered into an irrevocable proxy agreement with Galen pursuant to which they have granted a designee of Galen an irrevocable proxy to vote the shares of the Company's Common Stock held by them at the Meeting in connection with this Proposal and Proposals 1 and 2. If Galen's designee elects to exercise this proxy, he must vote such shares in favor of this Proposal. Galen's designee has indicated that he intends to exercise the proxy and vote such shares in favor of this Proposal.

              If this Proposal is adopted, the following will be inserted at the end of Article THREE of the Company's Certificate of Incorporation:

                  "The holders of the Company's 5% convertible senior secured debentures due March 15, 2003 (the "Debentures") shall be entitled to a vote on all matters submitted to a vote of the shareholders of the Company, together with the holders of the Company's Common Stock (and of any other shares of capital stock of the Company entitled to vote at a meeting of shareholders) as one class. Each Debenture shall be entitled to a number of votes equal to the number of votes represented by the Common Stock of the Company that could then be acquired upon conversion of the Debentures into Common Stock, subject to adjustment as provided in the Debentures. Holders of the Debentures shall be deemed to be shareholders of the Company, and the Debentures shall be deemed to be shares of stock for purposes of any provision of the New York Business Corporation

                  Law that requires the vote of shareholders as a prerequisite to any corporate action."

Recommendation of the Board of Directors

              The Board of Directors recommend that shareholders vote FOR the proposed amendment to the Company's Charter to grant holders of the Debentures with voting rights as provided in this Proposal.

Dissenting Shareholders' Rights of Appraisal

         Pursuant to Section 806 of the New York Business Corporation Law ("NYBCL"), holders of the Company's Common Stock who follow the procedures set forth in Section 623 of the NYBCL (the "Appraisal Statute") will be entitled to have their Common Stock appraised by a New York State Court and to receive payment of the "fair value" of such shares as determined by such court. The Appraisal Statue is reprinted in its entirety as Annex B to this Proxy Statement. The following discussion is not a complete description of the law pertaining to appraisal rights under the NYBCL and is qualified in its entirety by the full text of the Appraisal Statute. Any shareholder who wishes to exercise such appraisal rights or to preserve the right to do so, should review the following discussion and Annex B carefully because failure to timely and properly comply with the procedures specified will result in the loss of dissenters' appraisal rights under the NYBCL.

         All references in the Appraisal Statute and in this summary to a "shareholder" are to the recordholder of the Company's Common Stock on the Record Date. A person having a beneficial interest in shares of the Company's Common Stock that are held of record by another person such as a broker or nominee must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

         A shareholder wishing to exercise appraisal rights must (i) deliver to the Company, prior to or at the Meeting but before the vote is taken on this Proposal 3, a written objection to the proposed amendment to the Company's Charter as provided in this Proposal 3 (the "Notice of Election"), which must include a notice of his election to dissent, the shareholder's name, residence address, the number of shares as to which the shareholder dissents and a demand for payment of the fair value of such shares (which Notice of Election must be in addition to and separate from any proxy or vote against the amendment to the Company's Charter contemplated by this Proposal 3 (the "Charter Amendment")) and
(ii) not vote for approval and adoption of the Charter Amendment. BECAUSE A PROXY WHICH DOES NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED FOR APPROVAL OF THE CHARTER AMENDMENT, A SHAREHOLDER WHO VOTES BY PROXY AND WHO WISHES TO EXERCISE APPRAISAL RIGHTS MUST (A) VOTE AGAINST APPROVAL AND ADOPTION OF THE CHARTER AMENDMENT OR (B) ABSTAIN FROM VOTING ON THE CHARTER AMENDMENT. Neither a vote against the Charter Amendment, in person or by proxy, nor a Proxy directing such vote for an abstention, will in and of itself constitute a written objection to the Charter Amendment under the Appraisal Statute (shareholders who timely file such Notice of Election and who do not vote in favor of the Charter Amendment are referred to as "Dissenting Shareholders").

         A shareholder may not dissent as to less than all of the shares, as to which such shareholder has a right to dissent, held by such shareholder of record and owned beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares held of record by such nominee or fiduciary on behalf of such owner and as to which such nominee or fiduciary has a right to dissent. All Notices of Election should be addressed to Halsey Drug Co., Inc., 695 North Perryville Road, Crimson Building No. 2, Rockford, Illinois 61107, Attention: Mr. Peter Clemens, Vice President.

         Within 10 days after the date on which shareholders approve and adopt the Charter Amendment, the Company must send written notice by registered mail to each Dissenting Shareholder to such effect. At the time of the filing of the amended Charter with the Secretary of State of the State of New York (the "Effective Time"), each Dissenting Shareholder will cease to have any rights of a shareholder of the Company except the right to be paid the fair value of his shares and rights under the Appraisal Statute.

         A Notice of Election may be withdrawn by a Dissenting Shareholder prior to his acceptance in writing of an offer made by the Company to pay the value of such Dissenting Shares, except that a Notice of Election may not be withdrawn later than 60 days following the Effective Time unless the Company fails to make a timely offer to pay such value, in which case such Dissenting Shareholder shall have 60 days from the date an offer is made to withdraw his election. In either event, after such time, a Notice of Election may not be ,withdrawn without the written consent of the Company. In order to be effective, withdrawal of a Notice of Election must be accompanied by a return to the Company of any advance payment made to the Dissenting Shareholder by the Company as described below.

         Upon filing the Notice of Election, or within one month thereafter, Dissenting Shareholders must submit the certificates representing their Common Stock to the Company, attention: Peter Clemens, Vice President, at the address set forth above or to the Company's transfer agent, Continental Stock Transfer and Trust Company, 2 Broadway, 19th Floor, New York, New York 10004 and there will be noted thereon that a Notice of Election has been filed and the certificates will be returned to the Dissenting Shareholders. Any Dissenting Shareholders who fail to submit such certificates for such notation will, at the option of the Company exercised by written notice to such Dissenting Shareholders within 45 days of the date of filing of such Notice of Election, lose their appraisal rights unless a court, for good cause shown, shall otherwise direct.

         Within 15 days after the expiration of the period within which shareholders may file their Notice of Election, or within 15 days after the Effective Time, whichever, whichever is later (but in no case later than 90 days after the shareholders' vote to approve and adopt the Charter Amendment), the Company must make a written offer to pay for the Company's Common Stock held by Dissenting Shareholders at a price which the Company considers to be their fair value. This offer will be accompanied by a statement setting forth the aggregate number of shares, which will be at the same price for all Dissenting Shares, with respect to which Notices of Election to dissent have been received and the aggregate number of holders of such shares.

         If the Effective Time has occurred at the time the offer is made, the offer will be accompanied by (i) advance payment to each Dissenting Shareholder who has submitted certificates for notation thereon of the election to dissent of an amount equal to 80% of such offer or (ii) as to each Dissenting shareholder who has not yet submitted certificates for notation thereon of the election to dissent, a statement that advance payment of an amount equal to 80% of the amount of such offer will be made by the Company promptly upon submission of certificates. If the Company at the time of the making of such offer, such advance payment or statement as to advance payment will be sent to each shareholder entitled thereto upon the effective time. Acceptance of such advance payment by a Dissenting Shareholder will not constitute a waiver of dissenter's rights. If the Charter Amendment is not effective within 90 days after approval of the Charter Amendment by shareholders, such offer way be conditioned upon consummation of the Charter Amendment.

         If within 30 days after making such offer, the Company and any Dissenting Shareholder agree on the price to be paid for such shareholder's Dissenting Shares, the Company will pay the agreed price to such holder within 60 days after the later of the date such offer was made or the Effective Time, upon surrender of certificates representing such holder's Common Stock.

         If the Company fails to make an offer within the 15-day period described above, or if it makes an offer and any Dissenting Shareholder fails to agree within 30 days of the making of such offer, the Company must, within 20 days thereafter institute a special proceeding in an appropriate court to determine the rights of Dissenting Shareholders and to fix the fair value of their shares. If the Company does not institute such a proceeding within such 20-day period, any Dissenting Shareholder may, within 30 days after such 20-day period expires, institute a proceeding for the same purpose. If such proceeding is not instituted by any Dissenting Shareholder within such 30-day period, all dissenters' rights will be extinguished unless the New York Supreme Court, for good cause shown, otherwise directs. All Dissenting shareholders, other than those who agree with the Company as to the price to be paid for their shares, will be made parties to such proceeding.

         With respect to Dissenting Shareholders entitled to payment, the court will proceed to fix the value of the Company's Common Stock which will be the fair value as of the close of business on the day prior to the Meeting. In fixing the fair value of the shares of the Company's Common Stock, the court will consider the nature of the Charter Amendment and the effects on the Company and its shareholders, the concepts and methods then customary in relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court will determine the fair value of such shares without a jury and without referral to an appraiser or referee. The final order by the court will include an allowance for interest (unless the court finds the refusal of any Dissenting Shareholder to accept the offer of the Company thereof as arbitrary, vexatious, or otherwise not in good faith) of such rate as the court finds to be equitable, accruing from the Effective Time to the date of payment.

         Each party in the appraisal proceeding will bear its own costs and expenses, including the fees of counsel and any experts employed by it. The court may, however, in its discretion, assess any of the costs, fees and expenses incurred by the Company against Dissenting Shareholders (including those who withdraw their Notice of Election) if the court finds that their refusal to accept the offer of the Company was arbitrary, vexatious or otherwise not in good faith. Similarly, the costs, fees and expenses incurred by Dissenting Shareholders may be assessed by the court in its discretion, against the Company if the fair value of the shares as determined by the court materially exceeds the amount which the Company offered to pay, the Company failed to follow certain procedures of the Appraisal Statute or such corporation's manner of compliance with the Appraisal Statue was arbitrary, vexatious or not otherwise in good faith.

         Within 60 days after the final determination of the proceeding, the Company will pay to each Dissenting Shareholder the amount found in such proceeding to be due such shareholder, upon surrender of certificates of the Company's Common Stock.

         Any shareholder who duly demands, prior to the Meeting, an appraisal in compliance with the Appraisal Statute will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or to the Payment of dividends or other distributions on those shares, except dividends or other distributions payable to shareholders of record as of a date prior to the Effective Time.

         Failure to follow the steps required by the Appraisal Statute for perfecting appraisal rights may result in the loss of such rights. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF THE APPRAISAL STATUTE, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE CHARTER AMENDMENT SHOULD CONSULT THEIR LEGAL ADVISORS.


                                   PROPOSAL 4

                APPROVAL OF THE COMPANY'S 1998 STOCK OPTION PLAN

         On April 16, 1998, the Board of Directors of the Company adopted the 1998 Stock Option Plan (the "1998 Plan"), which is set forth in Annex A to this Proxy Statement. The 1998 Plan will not become effective unless it is approved by the holders of record of a majority of the shares of the Company's Common Stock present in person or represented by proxy at the Meeting. The 1998 Plan provides for the granting of stock options to employees, officers, directors and consultants of the Company. Approximately 191 employees, officers and directors were eligible to participate in the 1998 Plan as of April 17, 1998. As of April 17, 1998, no stock options had been granted under the 1998 Plan.

         The 1998 Plan is intended to assist the Company in securing and retaining key employees and directors by allowing them to participate in the ownership and growth of the Company through the grant of incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options to which Section 422 of the Code does not apply (collectively, the "Options). The granting of Options will serve as partial consideration for and give key employees, directors and consultants an additional inducement to remain in the service of the Company and will provide them with an increased incentive to work for the Company's success.

         The Company currently maintains a 1984 Stock Option Plan and a 1995 Stock Option Plan. See "Compensation of Executive Officers and Directors - Stock Option Plans." The 1984 Stock Option Plan terminated in March 1994 and no further stock options may be granted under such plan. As of March 31, 1998, Options to purchase an aggregate of 607,600 shares have been granted under the Company's 1995 Stock Option Plan, of which options for 124,792 shares had been exercised and options for 39,902 shares had been terminated or otherwise expired and been returned to the Plan. As of March 31, 1998, no shares remained available for issuance under the 1995 Stock Option Plan.

         The Board of Directors believes that is would be in the best interests of the Company for the shareholders to ratify the adoption of the 1998 Plan in order to provide sufficient authorized shares to permit the granting of stock options in order to assist the Company in securing and retaining key employees and directors by allowing them to participate in the ownership and growth of the Company. Shareholder approval of the Board's adoption of the 1998 Plan is required within twelve months of the Board's adoption of the Plan on April 16, 1998.

         On February 19, 1998, the Company's Board of Directors granted stock options to the Company's executive officers and certain management personnel to purchase up to an aggregate of 2,000,000 shares of the Company's common stock. Of such option grants, 432,302 were awarded under the Company's 1995 Stock Option Plan, with the remaining balance of 1,567,698, awarded outside the Company's Stock Option Plans in the form of non-qualified stock options (such non-qualified options herein collectively referred to as the "Management
Option Grants"). See "Previously Granted Options." In order to provide the optionees under the Management Option Grants with the favorable tax treatment afforded incentive stock options, upon receipt of shareholder approval of this Proposal 4, the Management Option Grants will be included in the 1998 Plan. In the event the Company's shareholders do not approve the adoption of the 1998 Plan as described in this Proposal 4, the Management Option Grants will remain outstanding and in full force and effect, and will be treated as non-qualified stock options. See "Federal Income Tax Consequences Relating to Incentive
Stock Options" and "Federal Income Tax Consequences Relating to Non-Qualified Stock Options" for a discussion of the tax consequences to each of the Company and the optionee relating to incentive stock options and non-qualified stock options.

         The following discussion of the principle features and effects of the 1998 Plan is qualified in its entirety by reference to the text of the 1998 Plan set forth in Exhibit A attached hereto.

Administration

         The 1998 Plan is administered by the Stock Option Committee of the Board of Directors, consisting of not less than two members of the Board of Directors of the Company appointed by the Board. Each member of the Stock Option Committee will be a "non-employee director" as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended. The Stock Option Committee will select the employees, directors and consultants who will be granted Options under the 1998 Plan and, subject to the provisions of the 1998 Plan, will determine the terms and conditions and number of shares subject to each Option. The Stock Option Committee will also make any other determinations necessary or advisable for the administration of the 1998 Plan and its determinations will be final and conclusive. The Stock Option Committee is currently comprised of Messrs. Skelly, Sumner and Smith.

Shares Subject to the 1998 Plan

         The 1998 Plan authorizes the granting of either incentive stock options or non-incentive stock options to purchase in the aggregate up to 2,600,000 shares of the Company's Common Stock. The shares available for issuance will be increased or decreased according to any reclassification, recapitalization, stock split, stock dividend or other such subdivision or combination of the Company's Common Stock. Shares of the Company's Common Stock subject to unexercised Options that expire or are terminated prior to the end of the period during which Options may be granted under the 1998 Plan will be restored to the number of shares available for issuance under the 1998 Plan. Assuming the receipt of shareholder approval for the adoption of the 1998 Plan, 1,032,302 shares of common stock will remain available for issuance under the 1998 Plan (after giving effect to the inclusion of the Management Option Grants in the 1998 Plan).

Eligibility

         Any employee of the Company or any subsidiary of the Company shall be eligible to receive incentive stock options and non-incentive stock options under the 1998 Plan. Non-incentive stock options may be granted to employees as well as non-employee directors and consultants of the Company under the 1998 Plan as determined by the Board or the Stock Option Committee. Any person who has been granted an Option may, if he is otherwise eligible, be granted an additional Option or Options.

         Each grant of an Option shall be evidenced by an Option Agreement, and each Option Agreement shall (i) specify whether the Option is an incentive stock option or a non-incentive stock option and (ii) incorporate such other terms and conditions as the Board of Directors or the Stock Option Committee acting in its absolute discretion deems consistent with the terms of the 1998 Plan, including, without limitation, a restriction on the number of shares of Common Stock subject to the Option which first become exercisable during any calendar year.

         To the extent that the aggregate fair market value of the Common Stock of the Company subject to a grant incentive stock options (determined as of the date such an incentive stock option is granted) which first become exercisable in any calendar year exceeds $100,000, such Options shall be treated as non-incentive stock options. This $100,000 limitation shall be administered in accordance with the rules under Section 422(d) of the Code.

Exercise Price of Options

         Upon the grant of an Option to an employee, director or consultant of the Company, the Stock Option Committee will fix the number of shares of the Company's Common Stock that the optionee may purchase upon exercise of the Option and the price at which the shares may be purchased. The Option price for incentive stock options shall not be less than the fair market value of the Common Stock at the time the Option is granted, except that the Option price shall be at least 110% of the fair market value where the Option is granted to an employee who owns more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary. Under the terms of the 1998 Plan, the aggregate fair market value of the stock (determined at the time the Option is granted) with respect to which incentive stock options are exercisable for the first time by such individual during any calendar year shall not exceed $100,000. Non-incentive stock options may be granted at less than fair market value of the Common Stock. "Fair market value" is determined by the Stock Option Committee based on the closing price of the Common Stock on the American Stock Exchange ("AMEX"). On April 17, 1998, the closing price of the Company's Common Stock, as reported by the AMEX, was $2.69.

Terms

         All Options available to be granted under the 1998 Plan must be granted by April 16, 2008. The Compensation Committee will determine the actual term of the Options but no Option will be exercisable after the expiration of 10 years from the date granted. No incentive stock option granted to an employee who owns more than

10% of the combined voting power of all the outstanding classes of stock in the Company may be exercised after five years from the date of grant.

         The Options granted pursuant to the 1998 Plan shall not be transferable except (i) by will or the laws of descent and distribution and (ii) non-qualified options may be transferred in limited circumstances to immediate family members and family limited partnerships, with the consent of the Stock Option Committee.

Exercise of Options

         Options granted to employees, directors or consultants under the 1998 Plan may be exercised during the optionee's lifetime only by the optionee during his employment or service with the Company or for a period not exceeding three months after voluntary termination, or for a period not exceeding one year if the optionee ceased employment or service as a director or consultant because of permanent or total disability within the meaning of Section 22(e)(3) of the Code. Options may be exercised by the optionee's estate, or by any person who acquired the right to exercise such Option by bequest or inheritance from the optionee for a period of twelve months from the date of the optionee's death. If such Option shall by its terms sooner expire, such Option shall not be extended as a result of the optionee's death.

         The consideration to be paid to the Company upon exercise of an Option may consist of any combination of cash, checks, promissory notes, shares of Common Stock, and/or any other forms of consideration permitted under New York law and approved by the Stock Option Committee and/or the Board of Directors. With the exception of the consideration received by the Company upon the exercise of Options granted under the 1998 Plan, no consideration is received by the Company for the granting or extension of any Options.

Federal Income Tax Consequences Relating to Incentive Stock Options

         Certain Options granted under the 1998 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. Set forth below is a general summary of certain of the principal Federal income tax consequences to participants and the Company of incentive stock options granted under the 1998 Plan.

         An employee to whom an incentive stock option is granted pursuant to the 1998 Plan will not recognize any compensation income and the Company will not recognize any compensation deductions, at the time an incentive stock option is granted or at the time an incentive stock option is exercised. In the year of exercise, however, the amount by which the fair market value of the Common Stock exceeds the Option price will constitute a tax preference item under the alternative minimum tax. If the employee incurs minimum tax in the year of exercise, however, he should qualify for the credit for prior year maximum tax liability in the first future year he has regular tax liability.

         In order to obtain incentive stock option treatment for Federal income tax purposes upon the subsequent sale (or other disposition) by the optionee of the shares of Common Stock received upon exercise of the Option, the sale (or other disposition) must not occur within two years from the date the Option was granted nor within one year after the issuance of such shares upon exercise of the Option (the "incentive stock option holding period requirements"). If the incentive stock option holding period requirements are satisfied, on the subsequent sale (or other disposition) by the optionee of the shares of Common Stock received upon the exercise of an Option, the optionee generally will recognize income from the sale of a capital asset equal to the difference, if any, between the proceeds realized from the sale (or other disposition) and the amount paid as the exercise price of the Option. Alternatively, if the incentive stock option holding period requirements are not satisfied, on the subsequent sale (or other disposition) by the optionee of the shares of Common Stock received upon the exercise of the Option, the optionee generally will recognize income taxable as compensation (and the Company will recognize a compensation deduction) in an amount equal to the lesser of (a) the difference, if any, between the fair market value of the shares on the date of exercise and the amount paid as the exercise price of the Option and (b) the difference, if any, between the proceeds realized from the sale or other disposition and the amount paid as the exercise price of the Option. Any additional gain realized on such sale or disposition (in addition to the compensation income referred to above) would give rise to income from the sale of a capital asset and taxed accordingly.

Federal Income Tax Consequences Relating to Non-Qualified Stock Options

         The non-qualified stock options which may be granted under the 1998 Plan are not intended to qualify as incentive stock options within the meaning of Section 422 of the Code. An individual to whom a non-qualified stock option is granted pursuant to the 1998 Plan will generally not recognize any compensation income, and the Company will not realize any compensation deduction, at the time the non-qualified stock option is granted. In the year of exercise, however, the optionee generally will realize income taxable as compensation (and the Company will realize a compensation deduction) in an amount equal to the difference, if any, between the fair market value of the shares on the date of exercise and the amount paid as the exercise price of the Option.

         The tax basis of the shares of Common Stock received by the optionee upon exercise will be equal to the amount paid as the exercise price plus the amount, if any, includable in his gross income as compensation income. The holding period for the shares will commence on the date of exercise.

         On the subsequent sale (or other disposition) by the optionee of the shares of Common Stock received upon the exercise of the Option, any gain realized on such sale or disposition would give rise to income from the sale of a capital asset and taxed accordingly.

Previously Granted Options

         As of March 31, 1998, the Company had granted options to purchase an aggregate of 2,000,000 shares of Common Stock at an exercise price of $2.375 per share. Of such options, 432,302 were granted under the Company's 1995 Stock Option Plan with the remaining options to purchase 1,567,698 shares (the Management Option Grants) granted outside of the Company's stock option plans. No option grants were made by the Company during 1997. The following table sets forth information as of March 31, 1998 concerning option grants made in the three months ended March 31, 1998 which, to the extent of the Management Option Grants, would have been granted under the 1998 Plan if such plan had been approved by the Company's shareholders prior to the date of the grant of such options, with respect to (i) each executive officer; (ii) all current executive officers as a group; (iii) each nominee for election as a Director;
(iv) all current Directors who are not executive officers as a group; (v) each person who has received or is to receive 5% of such options or rights; and
(vi) all employees, including all current officers who are not executive officers, as a group:

                                  Options Granted
                                   Through March       Exercise
                                      31, 1998           Price
                                      --------           -----

Michael K. Reicher                   1,000,000       $    2.38
Peter Clemens                          300,000            2.38
Ash Tankha                             100,000            2.38
Rosendo Ferran                              --              --
Stephanie Heitmeyer                     40,000            2.38
William Skelly                         115,000            2.38
William A. Sumner                       10,000            2.38
Alan J. Smith, Ph.D                     10,000            2.38
Bruce F. Wesson                         10,000           3.125
Srini Conjeevaram                       10,000           3.125
Zubeen Shroff                               --              --
All current executive officers
   as a group ( 4 persons)           1,440,000            2.38

All current directors who are not
   executive officers as a group
   (5 persons)                            155,000          2.38
All employees, including current
   officers who are not executive
   officers as a group (41 persons)       362,000          2.38


              As of March 31, 1998, the market value of the Common Stock underlying the 1998 Plan was $2.94 per share.

Amendments and Discontinuance of the 1998 Plan

              The 1998 Plan can be amended, suspended or terminated at any time by action of the Company's Board of Directors except that no amendment to the 1998 Plan can be made without prior shareholder approval where such amendment would result in (i) any material increase in the total number of shares of Common Stock subject to the 1998 Plan, (ii) any change in the class of eligible participants for Options under the 1998 Plan, (iii) any material increase in the benefits accruing to participants under the 1998 Plan, or (iv) shareholder approval being required for continued compliance with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Vote required

              The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present in person or by proxy and entitled to vote at the Meeting is required for the approval of the 1998 Plan.

Recommendation of the Board of Directors

              The Board of Directors recommends a vote FOR the approval of the 1998 Plan.


                                   PROPOSAL 5

                   RATIFICATION OF APPOINTMENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

              There will also be submitted for consideration and voting at the Meeting the ratification of the appointment by the Company's Board of Directors of Grant Thornton LLP as independent certified public accountants for the purpose of auditing and reporting upon the financial statements of the Company for the fiscal year ending December 31, 1998. The Board of Directors of the Company selected and approved the accounting firm of Grant Thornton LLP as independent certified public accountants to audit and report upon the Company's financial statements for the fiscal years ended December 31, 1984 through and including 1997. Grant Thornton has no direct or indirect financial interest in the Company.

              Representatives of Grant Thornton LLP are expected to be present at the Meeting, and they will be afforded an opportunity to make a statement at the Meeting if they desire to do so. It is also expected that such representatives will be available at the Meeting to respond to appropriate questions by shareholders.

Recommendation of the Board of Directors

              The Board of Directors recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1998.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

              The following table sets forth information regarding the beneficial ownership of the Common Stock, as of March 31, 1998 for individuals or entities in the following categories: (i) each of the Company's Directors and nominees for Directors; (ii) the Chief Executive Officer and other executive officers of the Company whose total annual compensation for 1997 exceeded $100,000 (the "named executive officers"); (iii) all Directors and executive officers as a group; and (iv) each person known by the Company to be a beneficial owner of more than 5% of the Common Stock. Unless indicated otherwise, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned.

                                             Amount
Name of                                      Beneficially           Percent of
Beneficial Owner                             Owned(1)                  Class
----------------                             --------                  -----

Galen Partners III, L.P.                     16,618,580(2)             55.0%
610 Fifth Avenue, 5th Floor
New York, New York 10020

Galen Partners International III, L.P.        1,841,637(3)             11.9%
610 Fifth Avenue, 5th Floor
New York, New York 10020

Hemant K. Shah and Varsha H. Shah             1,462,692(4)              9.9%
29 Christy Drive
Warren, New Jersey 07059

Dennis Adams                                  1,260,682(5)              8.4%
c/o Delaware Investment Advisors
One Commerce Square
Philadelphia, Pennsylvania 19103

Harbour Investments, Ltd.                     1,655,431(6)             11.8%
c/o Strong Capital Management, Inc.
100 Heritage Reserve
Menomonee Falls, Wisconsin 53051

Strong Discovery Fund, Inc.                     903,084(7)              6.5%
c/o Strong Capital Management, Inc.
100 Heritage Reserve
Menomonee Falls, Wisconsin 53051

Strong Capital Management, Inc.               3,485,739(8)             24.6%
100 Heritage Reserve
Menomonee Falls, Wisconsin 53051

William A. Marquard                             734,900                5.4%
2199 Maysville Road
Carlisle, Kentucky 41311

Michael K. Reicher                              323,106(9)              2.3%

William Skelly                                  15,000(10)       *

William A. Sumner                               10,000(11)       *

Alan J. Smith, Ph.D                             23,287(12)       *

Bruce F. Wesson                                 10,000(13)       *

Srini Conjeevaram                               10,000(14)       *

Zubeen Shroff                                       - (15)       *

Peter A Clemens                                111,869(16)       *

Rosendo Ferran                                 185,904(17)     1.3%

Bernard Sandiford                               47,300(18)       *

George Scholes                                  27,000(19)       *

All Directors and executive
 officers as a group (12 persons)              503,262(20)     3.5%



* Represents less than 1% of the outstanding shares of the Company's Common
  Stock.

(1) The information with respect to Hemant K. Shah and Varsha H. Shah, Dennis Adams, Harbour Investments, Ltd., Strong Discovery Fund, Inc., Strong Capital Management, Inc. and William A. Marquard is based upon filings with the Commission and/or information provided to the Company.

(2) Includes (i) 10,282,130 shares issuable upon conversion of 5% convertible senior secured debentures due March 2003 (the "Debentures"), (ii) 3,115,796 shares issuable upon exercise of common stock purchase warrants issued in connection with the Offering (the "Warrants"), and (iii) 3,220,654 shares issuable upon conversion of the Debentures and the exercise of the Warrants allocable to such security holder under the option (the "Investor Option") provided in that certain Debenture and Warrant Purchase Agreement dated March 10, 1998 between the Company and the Galen Investor Group.

(3) Includes (i) 1,139,445 shares issuable upon conversion of Debentures, (ii) 345,286 shares issuable upon exercise of Warrants, and (iii) 356,906 shares issuable upon the conversion of the Debentures and exercise of the Warrants allocable to such securityholder under the Investor Option.

(4) Includes (i) 660,000 shares issuable upon conversion of Debentures, (ii) 200,000 shares issuable upon exercise of Warrants, (iii) 61,539 shares issuable upon conversion of 10% convertible subordinated debentures issued by the Company in August, 1996 (the "August Debentures"), and (iv) 206,730 shares issuable upon the conversion of the Debentures and the exercise of the Warrants allocable to such securityholder under the Investor Option.

(5) Includes (i) 780,000 shares issuable upon conversion of Debentures, (ii) 236,364 shares issuable upon exercise of Warrants, and (iii) 244,318 shares issuable upon the conversion of the Debentures and the exercise of the Warrants allocable to such securityholder under the Investor Option. The information with respect to Mr. Adams is based upon a Schedule 13G dated March 23, 1998.

(6)           Includes 246,154 shares issuable upon conversion of the August
              Debentures.

(7)           Includes 184,615 shares issuable upon exercise of the August
              Debentures.

(8) Strong Capital Management, Inc. ("SCMI") has, and Richard Strong, a principal of SCMI, may be deemed to have, either sole voting power and/or sole dispositive power over the listed shares. Includes all shares beneficially owned by Harbour Investments Ltd., of which SCMI is the advisor, and all shares beneficially owned by Strong Special Investment Limited Partnership and Strong Quest Limited Partnership, entities advised by SCMI. The information with respect to Mr. Strong and SCMI is based upon a
              Schedule 13G dated February 16, 1998.

(9) Includes (i) 200,000 shares issuable upon conversion of Debentures, (ii) 60,606 shares issuable upon exercise of Warrants and (iii) 62,500 shares subject to currently exercisable common stock purchase options.

(10) Includes 15,000 shares subject to currently exercisable common stock purchase options.

(11) Includes 10,000 shares subject to currently exercisable common stock purchase options.

(12) Includes (i) 10,000 shares subject to currently exercisable common stock purchase options, (ii) 6,667 shares issuable upon conversion of Debentures, and (iii) 2,020 shares issuable upon exercise of Warrants.

(13) Includes 10,000 shares subject to currently exercisable common stock purchase options. Mr. Wesson is President of Galen Associates and a General Partner of Galen Partners III, L.P.

(14) Includes 10,000 shares subject to currently exercisable common stock purchase options. Mr. Conjeevaram is Chief Finanical Officer of Galen Associates and a General Partner of Galen Partners III, L.P.

(15) Mr. Shroff is a nominee for Director. Mr. Shroff is a General Partner of Galen Partners III, L.P.

(16) Includes (i) 66,667 shares issuable upon conversion of Debentures, (ii) 20,202 shares issuable upon exercise of Warrants and (iii) 25,000 shares subject to currently exercisable common stock purchase options

(17) Includes 162,000 shares subject to currently exercisable common stock purchase options.

(18) Includes 40,000 shares subject to currently exercisable common stock purchase options.

(19) Includes 27,000 shares subject to currently exercisable common stock purchase options.

(20) Includes 498,662 shares which Directors and executive officers have the right to acquire within the next 60 days through the conversion of Debentures, exercise of Warrants and the exercise of outstanding options.


Change of Control

              A change of control of the Company occurred on March 10, 1998 pursuant to the completion of the Offering of Debentures and Warrants. Assuming the receipt of shareholder approval to Proposal 3 to provide the holders of the Debentures with voting rights as described therein, Galen would control 45.6% of the Company's common stock (51% upon issuance of the additional Debentures in the event the Investor Option were exercised). Assuming further the exercise of the Warrants issued in the Offering, Galen would control 52.5% of the Company's common stock (57.6% in the event the Warrants issuable under the Investor Option were exercised).

              Reference is made to the Company's Current Report on Form 8-K as filed with the Commission on March 24, 1998 for a description of the terms and provisions of the Purchase Agreement, the Debentures and the Warrants relating to the change of control transaction. A copy of the Form 8-K accompanies this Proxy Statement and is incorporated by reference herein.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

              The following table sets forth a summary of the compensation paid by the Company for services rendered in all capacities to the Company during the fiscal years ended December 31, 1997, 1996 and 1995 to the Company's President and Chief Executive Officer and each of the Company's executive officers (the "named executive officers") whose total annual compensation for 1997 exceeded $100,000:


                           SUMMARY COMPENSATION TABLE



                                 Annual Compensation                    Long Term Compensation
                     ------------------------------------------       ----------------------------

                                                                      Securities
Name and                                                              Underlying
Principal                                          Other Annual       Stock           All Other
Position              Year    Salary     Bonus     Compensation       Options         Compensation
---------            ------   ------     -----     ------------       -------         ------------
Rosendo Ferran(1)    1997     $241,082       0        $ 7,400              --          $    --
President and        1996     $221,186       0        $ 12,950             --               --
Chief Executive      1995     $263,604       0        $ 16,150        150,000               --
Officer
==================   ======   ========   =======   ============       =======           ======
Bernard Sandiford    1997     $150,140       0        $ 11,860             --               --
Vice President -     1997     $150,300       0        $ 11,800         30,000               --
Manufacturing        1997     $150,275       0        $ 11,750         30,000               --
==================   ======   ========   =======   ============       =======           ======
George Scholes       1997     $103,700       0        $     --             --               --
Vice President --    1996     $ 87,980       0        $     --         30,000               --
Regulatory Affairs   1995     $ 63,100       0        $     --         17,000               --
==================   ======   ========   =======   ============       =======           ======


(1) Mr. Ferran was named Executive Vice President effective February 19, 1998. Mr. Michael Reicher was appointed as the Company's President and Chief Executive Officer as of such date.


Other Compensatory Arrangements

           Executive Officers and key employees participate in medical and disability insurance plans provided to all non-union employees of the Company. During 1997, the Company maintained term life insurance policies on behalf of Messrs. Ferran and Sandiford, the benefits of which are payable to beneficiaries designated by these individuals. Aggregate premiums paid by the Company during 1997 on all such policies amounted to approximately $12,000. The value of these payments to the individual officers are reflected where applicable in the Summary Compensation Table. The Company also provided automobiles to certain of its executive Officers. Although the Compnay is unable to assign a precise value to the possible personal benefit derived from the use of the automobiles, the Company believes that, as to each officer, such personal benefit amount is less than the lesser of $6,000 or 10% of such officer's compensation reported above in the Summary Compensation Table.


Employment Agreements

           Michael K. Reicher is employed pursuant to an Employment Agreement effective as of March 10, 1998, which provides that Mr. Reicher will serve as the Company's President and Chief Executive Officer for a term of five years. The Agreement provides for an annual base salary of $175,000 plus the payment of an annual bonus in the amount of $93,750 for the 1998 fiscal year, subject to the attainment by the Company of certain minimum net sales revenue. The amount of the annual bonus payable to Mr. Reicher for fiscal 1999 and thereafter will be determined in accordance with such targets, conditions or parameters as may be set from time to time by the Compensation Committee of the Board of Directors of the Company. The Employment Agreement also provides for the grant of stock options to purchase 1,000,000 shares of the Company's Common Stock at an exercise price of $2.375 per share (representing the closing price for the Company's common stock as reported by the AMEX on the day preceding the grant of the option), which option shall vest in an equal amount of 62,500 option shares at the end of each quarterly period during the term of the Agreement (as such vesting schedule may be amended by mutual agreement between Mr. Reicher and the Board of Directors). The Employment Agreement also permits the Company to repurchase the vested portion of Mr. Reicher's options upon his termination for cause (as defined in the Agreement) or his resignation, at a purchase price equal to the positive difference, if any, between the average of the Closing Price of the Company's common stock as reported by the AMEX for the five trading days prior to the date of termination or resignation, multiplied by the number of option shares which, as of the date of termination, are vested under the option. The Employment Agreement contains standard termination provisions including upon death, disability, for cause (as defined in the Agreement) and without cause. In the event the Employment Agreement is terminated without cause, the Company is required to pay Mr. Reicher an amount equal to $350,000 or twice his then base salary, whichever is greater, payable in 24 equal monthly installments. The Employment Agreement permits Mr. Reicher to terminate the Agreement in the event of a change of control (as defined in the Agreement) and restricts Mr. Reicher from disclosing, disseminating or using for his personal benefit or for the benefit of others confidential or proprietary information (as defined in the Employment Agreement) and, provided the Company has not breached the terms of the Employment Agreement, from competing with the Company at any time prior to two years after the earlier to occur of the expiration of the term and the termination of his employment.

              Peter Clemens is employed pursuant to an Employment Agreement effective as of March 10, 1998, which provides that Mr. Clemens will serve as the Company's Vice President and Chief Financial Officer for a term of three years. The Employment Agreement provides an annual base salary of $140,000 plus the payment of an annual bonus of $82,500 in fiscal 1998, subject to the attainment by the Company of certain minimum net sales revenues. Bonus payments for fiscal 1999 and thereafter are subject to such targets, conditions or parameters as may be determined from time to time by the Compensation Committee of the Board of Directors. The Employment Agreement also provides for the grant of stock options to purchase 300,000 shares of the Company's common stock at an exercise price of $2.375 per share, which options shall vest and be exercisable in an amount equal to 25,000 option shares at the end of each quarterly period during the term of the Employment Agreement (as such vesting schedule may be amended by mutual agreement of Mr. Clemens and the Board of Directors). The remaining terms of Mr. Clemen's Employment Agreement with the Company are substantially identical to that of Mr. Reicher.

              The Employment Agreement dated January 1, 1993 between the Company and Mr. Rosendo Ferran expired by its terms on January 1, 1998.

Compensation of Directors

              Directors who are employees of the Company receive no additional or special remuneration for their serviced as Directors. Directors who are not employees of the Company receive an annual grant of options to purchase 10,000 shares of the Company's common stock (15,000 shares in the case of the Chairman of the Board) and $500.00 for each meeting attended ($250 in the case of telephonic meetings). This option-based compensation structure was approved by the Board for fiscal 1998, replacing the prior compensation structure providing for an annual retainer of $25,000 and an additional fee of $500.00 per meeting attended. The Company also reimburses Directors for travel and lodging expenses, if any, occurred in connection with attendance at Board meetings. Directors who serve on any of the Committees established by the Board of Directors receive $250 for each Committee meeting attended unless held on the day of a full Board meeting.

              The Company has retained the services of Alan J. Smith, Ph.D., a Director of the Company, to provide consulting services in the areas of quality control and quality assurance, effective as of March 13,1998. The terms of Dr. Smith's engagement provide that he will provide such consulting services for a period of 5 months, expiring August 13, 1998, on an average of one day per week and be compensated at the rate of $1,000 per consulting day.

Stock Option Plans

              The Company currently maintains a stock option plan adopted in 1984 and a stock option plan adopted in 1995. In addition, the Board of Directors has adopted, subject to shareholder approval pursuant to Proposal 4 described in this Proxy Statement, a 1998 Stock Option Plan. The Company in the past has used, and will continue to use, stock options to attract and retain key employees in the belief that employee stock ownership and stock-related compensation devices encourage a community of interest between employees and shareholders.

              THE 1984 STOCK OPTION PLAN. In March 1984, the Company's shareholders approved the adoption of a stock option plan (the "1984 Stock Option Plan). The 1984 Stock Option Plan, as amended, provided for the grant of options to purchase up to 1,000,000 shares of the Company's common stock. The 1984 Stock Option Plan terminated by its terms in March 1994.

              Incentive Stock Options ("ISO's") to purchase 821,666 shares and non-qualified stock options to purchase 120,363 shares have been granted under the 1984 Stock Option Plan. Stock options granted under the 1984 Stock Option Plan have a term of ten years. As of March 31, 1998, options to purchase 21,569 shares of the Company's common stock were outstanding under the 1984 Stock Option Plan and options to purchase 528,431 shares had been exercised. The average per share exercise price for stock options currently outstanding under the 1984 Stock Option Plan is approximately $4.73. No exercise price of an ISO was set at less than 100% of the market value of the underlying Common Stock on the date of grant, except that in the case of any person who owned stock possessing more than 10% of the total voting power of the Company, the exercise price was set at 110% of the market value of the underlying Common Stock. No further stock options may be granted under the 1984 Stock Option Plan.

              THE 1995 STOCK OPTION PLAN. In September 1995 the Company established the 1995 Halsey Drug Co., Inc. Stock Option and Restricted Stock Purchase Plan (the "1995 Stock Option Plan). Under the Plan, the Company may grant options to purchase up to 1,000,000 shares of the Company's Common Stock. ISO's may be granted to employees of the Company and its subsidiaries and non-qualified options may be granted to employees, directors and other persons employed by, or performing services for, the Company and its subsidiaries. Subject to the Plan, the Compensation Committee determines the persons to whom grants are made and the vesting, timing, amounts and other terms of such grants. An employee may not receive ISO's exercisable in any one calendar year for shares with a fair market value on the date of grant in excess of $100,000. No quantity limitations apply to the grant of non-qualified stock options.

              As of March 31, 1998, ISO's to purchase 567,600 shares and non-qualified options to purchase 40,000 shares have been granted under the 1995 Stock Option Plan. The average per share exercise price for all outstanding options under the 1995 Stock Option Plan is approximately $3.53. No exercise price of an ISO was set at less than 100% of the fair market value of the underlying Common Stock, except for grants made to any person who owned stock possessing more than 10% of the total voting power of the Company, in which case the exercise price was set at not less than 110% of the fair market value of the underlying Common Stock. The 1995 Stock Option Plan will terminate in September 2005 unless earlier terminated by the Board of Directors.


              THE 1998 STOCK OPTION PLAN. The 1998 Stock Option Plan was adopted by the Board of Directors in April 1998 and, subject to shareholder approval, permits the Company to grant ISO and non-qualified stock options to purchase an aggregate of 2,600,000 shares of the Company's common stock. For a description of the 1998 Stock Option Plan, see "Proposal 4 - Approval of the Company's 1998 Stock Option Plan."

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES


              The following table presents information regarding option exercises in 1997 and the value of options outstanding at December 31, 1997 for each of the named executive officers.



                            NUMBER OF SECURITIES         VALUE OF UNEXERCISED IN-THE-
                      UNDERLYING UNEXERCISED OPTIONS          MONEY OPTIONS
                           AT FISCAL YEAR END               AT FISCAL YEAR END(1)
                       -----------------------------    -----------------------------

NAME                   EXERCISABLE    UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----                   -----------    -------------     -----------     -------------
Rosendo Ferran            144,000             0            $   --           $   --

Bernard Sandiford          40,000        20,000                --               --

George Scholes             27,000        20,000                --               --


---------------------------------
(1) Value is based upon a fair market value of $1.56 per share at December 31, 1997.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

              The Company's Compensation Committee consisted of Messrs. Smith and Sumner during fiscal 1997. During 1997, there were no Compensation Committee interlocks or insider participation in compensation decisions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own beneficially more than ten percent (10%) of the Common Stock of the Company, to file reports of ownership and changes of ownership with the Commission and the AMEX. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes the Directors, executive officers and greater than ten percent (10%) beneficial owners complied with all Section 16(a) filing requirements during the year ended December 31, 1997 except that (i) the Form 3 Initial Statement of Beneficial Ownership filing by each of Messrs. Skelly and Sumner required upon their appointment to the Board were filed late and (ii) Mr. Ferran's Form 4 filings for April 1996 and December 1996 was filed late.

              The following report of the Compensation Committee and the performance graph in the next section shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to regulations 14A or 14C of the Commission or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

              This report has been prepared by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee was formed in February 1993. Messrs. Smith and Sumner served as members of the Committee during 1997. The Committee meets at least annually or more frequently as the Company's Board of Directors may request. The Committee's primary responsibilities include the review of compensation, consisting of salary, bonuses, benefits, stock option grants and other annual compensation, of the Company's executive officers.

Executive Compensation Philosophy

              In 1998, the Company's executive compensation program will reflect the following executive compensation philosophy, which was developed by the Compensation Committee of the Board of Directors:

              The Company's mission is to be a significant provider of quality generic drugs in the markets it serves. To support this and other strategic objectives as approved by the Board of Directors and to provide adequate returns to shareholders, the Company must compete for, attract, develop, motivate and retain top quality executive talent at the corporate office and operating business units of the Company during periods of both favorable and unfavorable world-wide business conditions.

              The Company's executive compensation program is a critical management tool in achieving this goal. 'Pay for performance' is the underlying philosophy for the Company's executive compensation program. Consistent with this philosophy, the program has been carefully conceived and will be independently administered by the Compensation Committee (the "Committee") of the Board of Directors which will meet regularly during the year and is comprised entirely of independent non-employee directors. The program is designed to link executive pay to corporate performance, including share price, recognizing that there is not always a direct and short-term correlation between executive performance and share price.

              To align shareholder interests and executive rewards, portions of each of the Company's executive's compensation will represent "at risk" pay opportunities related to accomplishment of specific business goals.

              The program is designed and administered to:


- provide annual and longer term incentives that help focus each executive's attention on approved corporate business goals the attainment of which, is in the judgment of the Committee, should increase long-term shareholder value;


- link "at risk" pay with appropriate measurable quantitative and qualitative achievements against approved performance parameters;

- reward individual and team achievements that contribute to the attainment of the Company's business goals; and


- provide a balance of total compensation opportunities, including salary, bonus, and longer term cash and equity incentives, that are competitive with similarly situated companies and reflective of the Company's performance.

              In seeking to link executive pay to corporate performance, the Committee believes that the most appropriate measure of corporate performance is the increase in long-term shareholder value, which involves improving such quantitative performance measures as revenue, net income, cash flow, operating margins, earnings per share and return on shareholders' equity. The Committee may also consider qualitative corporate and individual factors which it believes bear on increasing the long-term value of the Company to its shareholders. These include (i) the development of competitive advantages, (ii) the ability to deal effectively with the complexity and globalization of the Company's businesses,
(iii) success in developing business strategies, managing costs and improving the quality of the Company's products and services as well as customer satisfaction, (iv) the general performance of individual job responsibilities, and (v) the introduction of new generic drug products.

Components of Executive Compensation Program

              The Company's executive compensation program consists of (i) an annual salary and bonus and (ii) issuance of a long-term incentive represented by stock options. As explained below, the bonuses and stock options serve to link executive pay to corporate performance, since the attainment of these awards depends upon meeting the quantitative and, if applicable, qualitative performance goals which serve to increase long-term shareholder value.

              Salary and Bonus. The Company's two principal executive officers are parties to employment contracts with the Company which provides the minimum annual base salary to be payable to each of Messrs. Reicher and Clemens. In addition, the employment contracts provide for a bonus for fiscal 1998 of $93,750 and $82,500 for Messrs. Reicher and Clemens, respectively, subject to the attainment of minimum net sales of $28,000,000 in fiscal 1998. For those executive officers not subject to an employment contract, the Committee will set the annual salary for such executive officer in December of each year and establish potential bonus compensation (including Messrs. Reicher and Clemens for fiscal 1999 and thereafter) that such executives may earn based upon quantitative and, if applicable, qualitative performance goals established by the Committee. The goals for 1998 will consist of a mix of targets for the performance measures of corporate earnings per share ("EPS"), net income and revenue, including qualitative goals relating to each officer's job function. The Committee intends to set these targets in the first half of the year. No bonus will be earned with respect to a performance measure unless a performance "floor" for that measure is exceeded; the bonus opportunity with respect to a measure will be earned if the target is achieved; achievement between the floor and the target results in a lower bonus with respect to that performance measure. An amount larger than the bonus opportunity for each performance measure can be earned, up to a specified limit, for exceeding the target for that measure. In setting compensation levels, the Committee compares the Company to a self-selected group of companies of comparable size, market capitalization, technological and marketing capabilities, performance and market place in which the Company competes for executives.

              In ascertaining the achieved level of performance against the targets, the effects of certain extraordinary events, as determined by the Committee, such as (i) major acquisitions and divestitures, (ii) significant one-time charges, and (iii) changes in accounting principles required by the Financial Accounting Standards Board, are "compensation neutral" for the year in which they occurred; that is, they are not taken into account in determining the degree to which the targets are met in that year.

              Stock Options. The longer-term component of the Company's executive compensation program consists of stock option grants. The options generally permit the option holder to buy the number of shares of Common Stock covered by the option (an "option exercise") at a price equal to or greater than the market price of the stock at the time of grant. Thus, the options generally gain value only to the extent the stock price exceeds the option exercise price during the life of option. Generally a portion of the options vest over a period of time and expire no later than ten years, and in some cases five years after grant. Executives will generally be subject to limitations in selling the restricted stock immediately, and therefore will be incentivized to increase shareholder value.

              During fiscal 1997, the Company's principal executive officer was a party to an employment contract which provided for a certain minimum annual base salary. There were no bonuses paid in fiscal 1997.

              In conclusion, the Committee believes the compensation policies and practices of the Company as described are fair and reasonable and are in keeping with the best interests of the Company, its employees and its shareholders.

              Submitted April 17, 1998 and signed by the members of the Compensation Committee.

              Alan J. Smith                   William A. Sumner

                                PERFORMANCE GRAPH

              The following graph provides a comparison on a cumulative basis of the yearly percentage change over the last five fiscal years in (a) the total shareholder return on the Company's Common Stock with (b) the total return on the American Stock Exchange ("AMEX") of all domestic issuers traded on the AMEX and (c) the total return of domestic issuers having the same Standard Industrial Classification ("SIC") Industry Group Number as the Company (SIC 2834) and traded on the AMEX (the "Industry Index"). Such yearly percentage change has been measured by dividing (i) the sum of (A) the amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the price per share at the end and at the beginning of the measurement period, by (ii) the price per share at the beginning of the measurement period. The AMEX Index has been selected as the required broad equity market index. The Industry Index consists of publicly traded companies in a business similar to that of the Company. The price of each investment unit has been set at $100 on December 31, 1992 for purposes of preparing this graph.


                                     1992       1993       1994       1995        1996       1997
        HALSEY DRUG CO.            100.00      45.98      19.54      32.76       56.32      14.37
         MG GROUP INDEX            100.00      90.69      97.57      155.65     189.69      271.08
       AMEX MARKET INDEX           100.00      118.81     104.95     135.28     142.74      171.76


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


              On March, 10, 1998, the Company completed a private offering of securities for an aggregate purchase price of $20.8 million (the "Offering"). The securities issued in the Offering consisted of 5% convertible senior secured debentures (the "Debentures") and common stock purchase warrants (the "Warrants") exercisable for an aggregate of 4,202,020 shares of the Company's Common Stock. The Debentures and Warrants were issued by the Company pursuant to a certain Debenture and Warrant Purchase Agreement dated March 10, 1998 (the "Purchase Agreement") by and among the Company, Galen and the Galen Investor Group.

              HKS & Company, Inc., an entity beneficially owned by Hemant K. Shah, acted as placement agent in connection with the Offering. In consideration for the services of HKS & Company, Inc., the Company paid $990,000, representing 5% of the gross proceeds of the Offering. Mr. Shah invested the entire amount of such fee for the purchase of Debentures and Warrants in the Offering. Mr. Shah is the beneficial owner of approximately 9.9% of the Company's common stock (inclusive of the shares of Common Stock underlying the Debentures and Warrants).

              Each of Messrs. Wesson, Conjeevaram and Shroff, nominees to the Board of Directors, are designees of the Galen Investor Group pursuant to the terms of the Purchase Agreement which provides, among other things, that the Company must nominate and appoint to the Board of Directors, subject to shareholder approval, three designees of the Galen Investor Group for so long as the Debentures and Warrants remain outstanding. Each of Messrs. Wesson, Conjeevaram and Shroff is a General Partner of Galen Associates, an affiliate of each of the Galen entities included in the Galen Investor Group. The approval of Proposals 2 and 3 described in this Proxy Statement providing for an increase in the Company's authorized common stock and voting rights for holders of the Debentures issued in the Offering, will result in Galen controlling a majority of the Company's Common Stock and provide it with sufficient voting rights to control the nomination and election of the Board of Directors of the Company.

              Pursuant to the terms of the Purchase Agreement executed in connection with the Offering, certain existing shareholders of the Company and members of the Galen Investor Group, who as of the Company's Record Date owned in the aggregate approximately 25% of the outstanding Common Stock, have entered into an irrevocable proxy agreement with Galen pursuant to which they have granted Bruce F. Wesson, a designee of Galen and a nominee to the Board of Directors of the Company, to vote the shares of the Company's Common Stock held by them with respect to Proposals 1, 2 and 3 described in this Proxy Statement. Mr. Wesson has indicated that he intends to exercise the proxy and vote such shares in favor of each of such Proposals.

              The Purchase Agreement also provides the Galen Investor Group with an option expiring September 10, 2000 to purchase (on a pro-rata basis) additional Debentures and Warrants on the same terms as provided in the Offering for a purchase price of $5,000,000 (the "Investor Option"). The Investor Option may be exercised by a majority in interest of the principal amount of the Debentures outstanding, which provides Galen with the discretion as to whether to exercise the Investor Option.

                                     GENERAL


              Management of the Company does not know of any matters other than those stated in this Proxy Statement that are to be presented for action at the Meeting. If any other matters should properly come before the Meeting, proxies will be voted on those other matters in accordance with the judgment of the persons voting the proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

              The Company will bear the cost of preparing, printing, assembling and mailing all proxy materials that may be sent to shareholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of the Common Stock of the Company held by such persons. The Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies without additional compensation, by telephone or facsimile. The Company does not expect to pay any compensation for the solicitation of proxies.

              Copies of the Company's Annual Report to Shareholders on Form 10-K for the fiscal year ended December 31, 1997, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and the Company's Current Report on Form 8-K dated March 24, 1998, each as filed with the Commission, accompany this Proxy Statement. Upon written request, the Company will provide each shareholder being solicited by this Proxy Statement with a free copy of any exhibits and schedules thereto. All such requests should be directed to Halsey Drug Co., Inc., 695 North Perryville Road, Crimson Building No. 2, Rockford, Illinois 61107, Attention: Mr. Peter Clemens, Vice President and Chief Financial Officer.

              The Company hereby incorporates by reference into this Proxy Statement the following documents filed with the Commission pursuant to Section 13 or 15(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

              (a) The Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1997;

              (b) The Company's Quarterly Report on Form 10-Q, as amended, for quarter ended March 31, 1998; and

              (c) The Company's Current Report on Form 8-K as filed with the Commission on March 24, 1998; and

              (d) All other reports and other documents filed by the Company pursuant to Section 13(e) or 15(d) of the Exchange Act subsequent to March 31, 1998 and prior to the date of the Meeting or such later date or dates to which the Meeting may be adjourned.

              All properly executed proxies delivered pursuant to this solicitation by the Company and not revoked, will be voted at the Meeting and will be voted in accordance with the specifications made thereon. In voting by proxy in regard to the election of directors, shareholders may vote in favor of each nominee or withhold votes as to all nominees or votes as to a specific nominee. With respect to (i) voting on the authorization to amend the Company's Charter to increase the number of authorized shares of common stock, (ii) voting on the authorization to amend the Company's Charter to provide voting rights to the holders of the Debentures, (iii) voting on the approval of the Company's 1998 Stock Option Plan and (iv) the ratification of the Company's independent public accountants, shareholders may vote in favor of, may vote against or may abstain from voting on each of such proposals. Shareholders should specify their choices on the enclosed Proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by the Proxy will be voted FOR the election of all directors, FOR the authorization to amend the Company's Charter to increase the number of authorized shares of common stock, FOR the authorization to amend the Company's Charter to provide voting rights to holders of the Debentures, FOR the adoption of the Company's 1998 Stock Option Plan, and FOR the ratification of the appointment of Grant Thornton LLP as the Company's independent certified public accounts for the fiscal year ending December 31, 1998.

                  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

              Any shareholder proposals intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Company on or before January 30, 1999 in order to be considered for inclusion in the Company's proxy statement and proxy relating to such meeting.

                                           By order of the Board of Directors

                                           Peter Clemens,
                                           Secretary
May 29, 1998

                                     ANNEX A

                              HALSEY DRUG CO., INC.

                             1998 STOCK OPTION PLAN

1. PURPOSES. The Plan described herein, as amended and restated, shall be known as the "Halsey Drug Co., Inc. 1998 Stock Option Plan" (the "Plan"). The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants of the Company or its Subsidiaries (as defined in Section 2 below) to whom Option's may be granted under this Plan, and to promote the success of the Company's business.

         Options granted hereunder may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or "Non-ISO's," at the discretion of the Board and as reflected in the terms of the written option agreement.

         The Plan is not intended as an agreement or promise of employment. Neither the Plan, nor any Option granted pursuant to the Plan, shall confer on any person any right to continue in the employ of the Company. The right of the Company to terminate an Employee is not limited by the Plan, nor by any Option granted pursuant to the Plan, unless such right is specifically described by the terms of any such Option.

2.       DEFINITIONS.  As used herein, the following definitions shall apply:

         (a) "Board" shall mean the Committee, if one has been appointed, or the Board of Directors of the Company, if no Committee is appointed.

         (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (c) "Committee" shall mean the Committee appointed under Section 4(a) hereof.

         (d) "Common Stock" shall mean the Common Stock, $.01 par value, of the Company.

         (e) "Company" shall mean Halsey Drug Co. Inc., a New York corporation.

         (f) "Continuous Service or Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Board.

         (g) "Director" shall mean any person serving on the Board of Directors.


         (h) "Employee" shall mean any person, including officers, employed by the Company or any Parent or Subsidiary of the Company. The payment of a Director's fee by the Company shall not be sufficient to constitute "employment" by the Company.

         (i) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         (j) "Fair Market Value" shall mean (i) the closing price for a share of the Common Stock on the exchange or quotation system which reports or quotes the closing prices for a share of the Common Stock, as accurately reported for any date (or, if no shares of Common Stock are traded on such date, for the immediately preceding date on which shares of Common Stock were traded) in The Wall Street Journal (or if The Wall Street Journal no longer reports such price, in a newspaper or trade journal selected by the Committee) or (ii) if no such price quotation is available, the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Common Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

         (k) "Incentive Stock Option" shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

         (l) "Non-ISO" shall mean an Option to purchase stock which is not intended by the Committee to satisfy the requirements of Section 422 of the Code.

         (m) "Option" shall mean a stock option granted pursuant to the Plan.

         (n) "Optioned Stock" shall mean the Common Stock subject to an Option.

         (o) "Optionee" shall mean an Employee, Director or Consultant who receives an Option.

         (p) "Parent" shall mean a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

         (q) "Plan" shall mean this Halsey Drug Co. Inc. 1998 Stock Option Plan, as amended from time to time.

         (r) "Rule 16b-3" shall mean Rule 16b-3 of the General Rules and Regulations under the Exchange Act.

         (s) "Share" shall mean a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

         (t) "Subsidiary" shall mean a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

         (u) "Ten Percent Shareholder" shall mean a person who owns (after taking into account the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or a Subsidiary.

3.       STOCK AUTHORIZED.

         Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of shares which may be Optioned and sold under the Plan is Two Million Six Hundred Thousand (2,600,000) shares of authorized, but unissued, or reacquired Common Stock.

         If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for further grant under the Plan.

4.       ADMINISTRATION.

         (a) Procedure. The Company's Board of Directors may appoint a Committee to administer the Plan which shall be constituted so as to permit the Plan to continue to comply with Rule 16b-3, as currently in effect or as hereafter modified or amended. The Committee appointed by the Board of Directors shall consist of not less than two members of the Board of Directors, to administer the Plan on behalf of the Board of Directors, subject to such terms and conditions as the Board of Directors may prescribe. Once appointed, the Committee shall continue to serve until otherwise directed by the Board of Directors. From time to time, the Board of Directors may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause), and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan; provided, however, that at no time shall a Committee of less than two members administer the Plan. Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. Notwithstanding anything to the contrary contained herein, no member of the Committee shall serve as such under this Plan unless such person is a "Non-Employee Director" within the meaning of Rule 16b-3(b)(3)(i) of the Exchange Act. A majority vote of the members of the Committee shall be required for all of its actions.

         A majority of the entire Committee shall constitute a quorum, and the action of the majority of the Committee members present at any meeting at which a quorum is present shall be the action of the Committee. All decisions, determinations, and interpretations of the Committee shall be final and conclusive on all persons affected thereby and shall, as to Incentive Stock Options, be consistent with Section 422 of the Code. The Committee shall have all of the powers and duties set forth herein, as well as such additional powers and duties as the Board of Directors may delegate to it; provided, however, that the Board of Directors expressly retains the right in its sole discretion (i) to elect and to replace the members of the Committee, and (ii) to terminate or amend this Plan in any manner consistent with applicable law.

         (b) Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority, in its discretion: (i) to grant Incentive Stock Options, in accordance with Section 422 of the Code, or to grant Non-ISO's; (ii) to determine the Fair Market Value of the Common Stock; (iii) to determine the exercise price per share of Options to be granted which exercise price shall be determined in accordance with Section 8 of the Plan; (iv) to determine the persons to whom (including, without limitation, members of the Committee) and the time or times at which, Options shall be granted and the number of Shares to be represented by each Option; (v) to interpret the Plan;
(vi) to prescribe, amend and rescind rules and regulations relating to the Plan;
(vii) to determine the terms and provisions of each Option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option; (viii) to accelerate or defer (with the consent of the Optionee) the exercise date of any Option; (ix) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Board; and (x) to make all other determinations deemed necessary or advisable for the administration of the Plan.

         (c) Subject to the provisions of this Plan and compliance with Rule 16b-3 of the Exchange Act, the Committee may grant options under this Plan to members of the Company's Board of Directors, including members of the Committee, and in such regard may determine:

                  (i)      the time at which any such Option shall be granted;

                  (ii)     the number of Shares covered by any such Option;

                  (iii) the time or times at which, or the period during which, any such Option may be exercised or whether it may be exercised in whole or in installments;

                  (iv) the provisions of the agreement relating to any such Option; and

                  (v) the Option Price of Shares subject to an Option granted such Board member.

         (d) Effect of the Committee's Decision. All decisions, determinations and interpretations of the Committee shall be final and binding on all Optionees and any other holders of any Options granted under the Plan.

5. ELIGIBILITY. Incentive Stock Options may be granted only to Employees. Non-ISO's may be granted to Employees as well as non-employee Directors and Consultants of the Company as determined by the Board or any Committee. Any person who has been granted an Option may, if he is otherwise eligible, be granted an additional Option or Options.

         Each grant of an Option shall be evidenced by an Option Agreement, and each Option Agreement shall (1) specify whether the Option is an Incentive Stock Option or a Non-ISO and (2) incorporate such other terms and conditions as the Committee acting in its absolute discretion deems consistent with the terms of this Plan, including, without limitation, a restriction on the number of shares of stock subject to the Option which first become exercisable during any calendar year.

         To the extent that the aggregate Fair Market Value of the stock of the Company subject to Incentive Stock Options granted (determined as of the date such an Incentive Stock Option is granted) which first become exercisable in any calendar year exceeds $100,000, such Options shall be treated as Non-ISO's. This $100,000 limitation shall be administered in accordance with the rules under
Section 422(d) of the Code.

6. EFFECTIVE DATE AND TERM OF PLAN. The effective date of this Plan ("Effective Date") shall be the date it is adopted by the Board, provided the shareholders of the Company (acting at a duly called meeting of such shareholders or by the written consent of shareholders) approve this Plan within twelve (12) months after such Effective Date. The effectiveness of Options granted under this Plan prior to the date such shareholder approval is obtained shall be contingent on such shareholder approval.

         Subject to the provisions of Section 13 hereof, no Option shall be granted under this Plan on or after the earlier of

         (1) the tenth anniversary of the Effective Date of this Plan in which event the Plan otherwise thereafter shall continue in effect until all outstanding Options shall have been surrendered or exercised in full or no longer are exercisable, or

         (2) the date on which all of the Common Stock reserved for issuance under Section 3 of this Plan has (as a result of the exercise or expiration of Options granted under this Plan) been issued or no longer is available for use under this Plan, in which event the Plan also shall terminate on such date.

7. TERM OF OPTION. An Option shall expire on the date specified in such Option, which date shall not be later than the tenth anniversary of the date on which the Option was granted, except that, if any Employee, at any time an Incentive Stock Option is granted to him or her, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of Common Stock (or, under Section 424(d) of the Code is deemed to own stock representing more than ten percent (10%) of the total combined voting power of all such classes of Common Stock, by reason of the ownership of such classes of stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendant of such Employee, or by or for any corporation, partnership, state or trust of which such Employee is a shareholder, partner or beneficiary), the Incentive Stock Option granted him or her shall not be exercisable after the expiration of five years from the date of grant or such earlier expiration as provided in the particular Option agreement.

8.       EXERCISE PRICE AND CONSIDERATION.

         (a) The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Board, but shall be subject to the following:

                  (i) In the case of an Incentive Stock Option

                           (A) granted to an Employee who, immediately before
the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

                           (B) granted to any Employee, the per share exercise
price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

                  (ii) In the case of a Non-ISO, the per Share exercise price shall be determined by the Board on the date of grant.

                  (iii) In the case of an Option granted on or after the effective date of registration of any class of equity security of the Company pursuant to Section 12 of the Exchange Act and prior to six months after the termination of such registration, the per Share exercise price shall be no less than one hundred percent (100%) of the fair market value per Share on the date of grant.

         (b) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Board and may consist entirely of cash, check, promissory note, other Shares of Common Stock having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, or any combination of such methods of payment, or such other consideration and method of payment for the issuance of Shares to the extent permitted under New York law.

If the optionee desires to pay for the optioned shares, in whole or in part, by conversion of Shares, Optionee shall be entitled upon exercise of the Option to receive that number of Shares equal to the quotient obtained by dividing [(A-B)(X)] by (A) where:

                  (A)          =            the Fair Market Value of one Share
                                            of Common Stock on the date of
                                            conversion.


                  (B)          =            the Option Price for one Share of
                                            Common Stock subject to an Option.

                  (X)          =            the Number of Shares of Common Stock
                                            issuable upon exercise of the Option
                                            if exercised for cash;

provided, if the above calculation results in a negative number, then no Shares shall be issued or issuable upon conversion of the Option. Any payment made in Shares of the Company's Common Stock shall be treated as equal to the Fair Market Value of such Common Stock on the date the properly endorsed certificate for such Common Stock is delivered to the Committee (or its delegate).

9.       EXERCISE OF OPTION.

         (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan.

         An Option may not be exercised for a fraction of a Share.

         An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 8(b) of the Plan. Until the issuance, which in no event will be delayed more than thirty (30) days from the date of the exercise of the Option, (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Plan.

         Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

         (b) Termination of Status as an Employee, or Director or Consultant with Respect to Non-ISO's. NonISO's granted pursuant to the Plan may be exercised notwithstanding the termination of the Optionee's status as an employee, a non-employee Director or a Consultant, except as provided in the Plan or as provided by the terms of the Stock Option Agreement.

         (c) Termination of Service as an Employee with Respect to Incentive Stock Options. If the Continuous Service of any Employee terminates, he or she may, but only within thirty (30) days (or such other period of time not exceeding three (3) months as is determined by the Committee) after the date he or she ceases to be an Employee of the Company, exercise his or her Option to the extent that he or she was entitled to exercise it as of the date of such termination. To the extent that he or she was not entitled to exercise the Option at the date of such termination, or if he or she does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.

         (d) Disability of Optionee. Notwithstanding the provisions of Section 9(c) above, in the event an Employee is unable to continue his or her Continued Service with the Company as a result of his or her total and permanent disability (within the meaning of Section 22(e)(3) of the Code), he or she may, but only within three (3) months (or such other period of time not exceeding twelve (12) months as is determined by the Committee) from the date of disability, exercise his or her Option to the extent he or she was entitled to exercise it at the date of such disability. To the extent that he or she was not entitled to exercise the Option at the date of disability, or if he or she does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.

         (e) Death of Optionee. In the event of the death of an Optionee:

                  (i) during the term of the Option who is at the time of his or her death an Employee of the Company and who shall have been in Continuous Status as an Employee, a Director or Consultant since the date of grant of the Option, the Option may be exercised, at any time within twelve (12) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living one (1) month after the date of death; or

                  (ii) within thirty (30) days (or such other period of time not exceeding three (3) months as is determined by the Committee) after the termination of Continuous Status as an Employee, a Director or Consultant, the Option may be exercised, at any time within three (3) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

10.      TRANSFERABILITY OF OPTIONS.

         (a) Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the life time of the Optionee only by the Optionee.

         (b) The Committee may, in its discretion, authorize all or a portion of the Non-ISOs to be granted to an Optionee to be on terms which permit transfer by such Optionee to (i) the spouse, children or grandchildren of the Optionee (the "Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, provided that (x) there may be no consideration for any such transfer, (y) the Non-ISO Stock Option Agreement pursuant to which such options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this section, (z) subsequent transfers of transferred Options shall be prohibited except those made by will or by the laws of descent or distribution, and (zz) such transfer is approved in advance by the Committee. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of determining the rights of exercise under the Option, the term "Optionee" shall be deemed to refer to the transferee. The termination of service as an employee, non-employee director or consultant shall continue to be applied with respect to the original Optionee, following which the options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 9 of the Plan and in the Stock Option Agreement.

11. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR MERGER. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or the payment of a stock dividend with respect to the Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or exercise price of shares of Common Stock subject to an Option.

         In the event of the proposed dissolution or liquidation of the Company, or in the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise his Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable.

12. TIME FOR GRANTING OPTIONS. The date of grant of an Option shall, for all purposes, be the date on which the Board makes the determination granting such Option. Notice of the determination shall be given to each Employee, non-employee Director and Consultant to whom an Option is so granted within a reasonable time after the date of such grant.

13. AMENDMENT AND TERMINATION OF THE PLAN. (a) The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable; provided that, the following revisions or amendments shall require approval of the holders of a majority of the outstanding shares of the Company entitled to vote:

                  (i) any increase in the number of Shares subject to the Plan, other than in connection with an adjustment under Section 11 of the Plan;

                  (ii) any change in the class of Employees which are eligible participants for Options under the Plan; or

                  (iii) if shareholder approval of such amendment is required for continued compliance with Rule 16b-3.

         (b) Shareholder Approval. Any amendment requiring shareholder approval under Section 13(a) of the Plan shall be solicited as described in Section 17 of the Plan.

         (c) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.

14. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

         As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

15. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.


         Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16. OPTION AGREEMENT. Options shall be evidenced by written Option agreements in such form as the Committee shall approve.

17. SHAREHOLDER APPROVAL. Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve months before or after the date the Plan is adopted. If such shareholder approval is obtained at a duly held shareholders' meeting, it may be obtained by the affirmative vote of the holders of a majority of the outstanding shares of the Company present or represented and entitled to vote thereon. The approval of such shareholders of the Company shall be (1) solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, or (2) solicited after the Company has furnished in writing to the holders entitled to vote substantially the same information concerning the Plan as that which would be required by the rules and regulations in effect under Section 14(a) of the Exchange Act at the time such information is furnished.

18. MISCELLANEOUS PROVISIONS. An Optionee shall have no rights as a shareholder with respect to any Shares covered by his Option until the date of the issuance of a stock certificate to him for such shares.

19. OTHER PROVISIONS. The stock option agreement authorized under the Plan shall contain such other provisions, including, without limitation, restrictions upon the exercise of the Option, as the Committee shall deem advisable. Any such stock option agreement shall contain such limitations and restrictions upon the exercise of the Option as shall be necessary in order that such option will be an Incentive Stock Option as defined in Section 422 of the Code if an Incentive Stock Option is intended to be granted.

20. INDEMNIFICATION OF COMMITTEE. In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Board member is liable for negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding a Board member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

21. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

22. NO OBLIGATION TO EXERCISE OPTION. The granting of an Option shall impose no obligation upon the Optionee to exercise such Option.

23. OTHER COMPENSATION PLANS. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees and Directors of the Company or any Subsidiary.

24. SINGULAR, PLURAL; GENDER. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

25. HEADINGS, ETC., NO PART OF PLAN. Headings of Articles and Sections hereof are inserted for convenience and reference; they constitute no part of the Plan.

26. GOVERNING LAW. The Plan shall be governed by and construed in accordance with the laws of the State of New York, except to the extent preempted by Federal law. The Plan is intended to comply with Rule 16b-3. Any provisions inconsistent with Rule 16b-3 shall be inoperative and shall not affect the validity of the Plan, unless the Board of Directors shall expressly resolve that the Plan is no longer intended to comply with Rule 16b-3.


Dated: April 16, 1998

                                     ANNEX B


                        NEW YORK BUSINESS CORPORATION LAW
                                   SECTION 623

                    PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT
                          TO RECEIVE PAYMENT FOR SHARES

         (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

         (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

         (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph
(g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

         (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

         (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

         (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of the transfer.

         (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

         (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

                  (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

                  (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

                  (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

                  (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

                  (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

                  (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

                  (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay;
(B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified there or; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

                  (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificate for any such shares represented by certificates.

         (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

         (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

                  (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

                  (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

                  (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

         (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

         (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

         (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations). (Last amended by Ch. 117, L. '86, eff. 9-1-86.)

                              HALSEY DRUG CO., INC.

                                      PROXY

         The undersigned hereby appoints MICHAEL REICHER and WILLIAM SKELLY, and each of them, with full power of substitution as proxies for the undersigned, to attend the annual meeting of shareholders of Halsey Drug Co., Inc. to be held at the LaGuardia Airport Marriott, 102-02 Ditmars Boulevard, Queens, New York on Tuesday, June 30, 1998 at 10:00 a.m., Eastern Time, or any adjournment thereof, and to vote the number of shares of Common Stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:


         1. [ ] FOR, or [ ] WITHHOLD AUTHORITY to vote for the following nominees for election as directors:

                  William Skelly; Michael K. Reicher; Alan J. Smith, Ph.D.; William A. Sumner; Bruce F. Wesson; Srini Conjeevaram; Zubeen Shroff; and Peter A. Clemens


         (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the line provided below.)
         ______________________________________________________________________

         2. Approval of the proposal to amend the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock from 20,000,000 shares to 40,000,000 shares;

                         [ ]  FOR, or [ ]  AGAINST, or [ ]  ABSTAIN

         3. Approval of the proposal to amend the Certificate of Incorporation of the Company to provide the holders of the Company's 5% convertible senior secured debentures with the right to vote on all matters submitted to a vote of shareholders of the Company;

                         [ ]  FOR, or [ ]  AGAINST, or [ ]  ABSTAIN

         4. Approval of the proposal to adopt the Company's 1998 stock option plan;

                         [ ]  FOR, or [ ]  AGAINST, or [ ]  ABSTAIN

         5. Ratification of Grant Thornton LLP as the Company's independent accountants for the current fiscal year;

                         [ ]  FOR, or [ ]  AGAINST, or [ ]  ABSTAIN

         6 In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

                          (CONTINUED ON THE OTHER SIDE)

                           (CONTINUED FROM OTHER SIDE)

         THE PROXIES WILL VOTE AS SPECIFIED ABOVE, OR IF A CHOICE IS NOT SPECIFIED, THEY WILL VOTE FOR THE NOMINEES LISTED IN ITEM 1 AS WELL AS FOR THE PROPOSALS LISTED IN ITEMS 2, 3, 4 AND 5.

         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

                                                    Receipt of Notice of Annual
                                                    Meeting of Shareholders and
                                                    Proxy Statement dated
                                                    May 29, 1998 is hereby
                                                    acknowledged:


                                                    Dated ______________ , 1998
                                                    ___________________________
                                                    ___________________________
                                                    ___________________________
                                                           Signature(s)

                                                    (PLEASE SIGN EXACTLY AS
                                                    YOUR NAME OR NAMES APPEAR
                                                    HEREON, INDICATING, WHERE
                                                    PROPER, OFFICIAL POSITION
                                                    OR REPRESENTATIVE
                                                    CAPACITY.)